Filed Pursuant to Rule 424(b)(2)
Registration No. 333-278173
PROSPECTUS SUPPLEMENT
(To Prospectus dated March 22, 2024)
$300,000,000

Hexcel Corporation
5.875% Senior Notes due 2035
We are issuing $300,000,000 aggregate principal amount of our 5.875% Senior Notes due 2035 in this offering (the “notes”). The interest rate payable on the notes will be subject to adjustments from time to time if either Moody’s or S&P (or a substitute rating agency therefor) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the notes as described herein under “Description of the Notes—Interest Rate Adjustment.” Interest on the notes will be payable semiannually in arrears on February 26 and August 26 of each year, beginning on August 26, 2025. The notes will mature on February 26, 2035 unless redeemed or repurchased prior to such date. We may, at our option, at any time and from time to time, redeem all or any portion of the notes at the cash prices therefor described herein. If a Change of Control Repurchase Event occurs, unless we have exercised our option to redeem the notes in full, we will be required, subject to certain exceptions described herein, to make an offer to each holder of notes to repurchase all (or, at the election of such holder, any part) of such holder’s notes for cash at a price equal to 101% of the principal amount of the notes to be repurchased plus unpaid interest, if any, accrued thereon to, but excluding, the repurchase date.
The notes will be our unsecured and unsubordinated indebtedness and will rank equally with each other and with all of our other existing and future unsecured and unsubordinated indebtedness. However, the notes will be effectively subordinated in right of payment to our secured indebtedness to the extent of the value of the collateral securing such indebtedness and to all liabilities, whether secured or unsecured, and any preferred equity of our subsidiaries, other than indebtedness of any wholly-owned subsidiaries that are incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia (“wholly-owned domestic subsidiaries”) that may guarantee the notes in the future.
Initially, the notes will not be guaranteed by any of our subsidiaries. In the future, however, if any of our wholly-owned domestic subsidiaries, guarantees, or otherwise becomes obligated with respect to, certain of our debt (as described herein under “Description of the Notes—Possible Future Guarantees”), then such subsidiary will be required to provide a guarantee our obligations under the notes.
Investing in the notes involves significant risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and on page 2 of the accompanying prospectus, as well as “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes.
The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any national securities exchange or to have the notes quoted on any automated dealer quotation system.

	Per Note	Total
Public offering price(1)	99.985%	$299,955,000
Underwriting discount	0.650%	$1,950,000
Proceeds, before expenses, to us	99.335%	$298,005,000
(1)	Plus accrued interest from February 26, 2025, if settlement occurs after that date.
Neither the U.S. Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry only form through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A/N.V., as operator of the Euroclear System, and Clearstream Banking S.A., against payment in New York, New York on or about February 26, 2025.
Joint-Book Running Managers

BofA Securities	Goldman Sachs & Co. LLC	J.P. Morgan

Senior Co-Managers

Citizens Capital Markets	TD Securities	US Bancorp

Co-Managers

BNP PARIBAS	PNC Capital Markets LLC

The date of this prospectus supplement is February 11, 2025.

Prospectus Supplement
Prospectus
You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if applicable, any free writing prospectus we may provide you in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with any additional or different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. This document may only be used where it is legal to sell these securities. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we may provide you in connection with this offering is accurate only as of their respective dates and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the description of this offering varies between this prospectus supplement (including the information incorporated by reference herein) and the accompanying prospectus, you should rely on the information in this prospectus supplement. The accompanying prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (“SEC”) as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf registration statement, we may, from time to time, sell an indeterminate amount of any combination of debt securities, common stock or preferred stock in one or more offerings.
It is important that you read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you herein under “Incorporation by Reference.”
In this prospectus supplement, unless otherwise indicated herein or the context otherwise indicates, the terms “Hexcel,” “we,” “us,” “our” and the “Company” refer to Hexcel Corporation, together with its consolidated subsidiaries. Currency amounts in this prospectus supplement are stated in United States, or U.S., dollars.
S-ii

FORWARD-LOOKING STATEMENTS
Certain statements contained in this prospectus supplement and the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “seek,” “target,” “would,” “will” and similar terms and phrases, including references to assumptions. Such statements are based on current expectations, are inherently uncertain, and are subject to changing assumptions. No assurance can be given that any commitment, plan, initiative, projection, goal, expectation, or prospect set forth in this prospectus supplement and the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus can or will be achieved. Inclusion of information in this prospectus supplement and the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus is not an indication that the subject or information is material to our business or operating results.
Such forward-looking statements include, but are not limited to: (a) the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others and the revenues we may generate from an aircraft model or program; (b) expectations with regard to the impact of regulatory activity related to the Boeing 737 MAX on our revenues; (c) expectations with regard to raw material cost and availability; (d) expectations of composite content on new commercial aircraft programs and our share of those requirements; (e) expectations regarding revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; (f) expectations regarding sales for industrial applications; (g) expectations regarding cash generation, working capital trends, and inventory levels; (h) expectations as to the level of capital expenditures, capacity, including the timing of completion of capacity expansions, and qualification of new products; (i) expectations regarding our ability to improve or maintain margins; (j) expectations regarding our ability to attract, motivate, and retain the workforce necessary to execute our business strategy; (k) projections regarding our tax rate; (l) expectations with regard to the continued impact of macroeconomic factors or geopolitical issues or conflicts; (m) expectations regarding our strategic initiatives, including our sustainability goals; (n) expectations with regard to the effectiveness of cybersecurity measures; (o) expectations regarding the outcome of legal matters or the impact of changes in laws or regulations; and (p) our expectations of financial results for 2025 and beyond.
Such forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond our control, that may cause actual results to be materially different. Such factors include, but are not limited to, the following: the extent of the impact of macroeconomic factors or geopolitical issues or conflicts; reductions in sales to any significant customers, particularly Airbus or Boeing, including related to regulatory activity or public scrutiny impacting the Boeing 737 MAX; our ability to effectively adjust production and inventory levels to align with customer demand; our ability to effectively motivate, retain and hire the necessary workforce; the availability and cost of raw materials, including the impact of supply disruptions and inflation; our ability to successfully implement or realize our strategic initiatives, including our sustainability goals and any restructuring or alignment activities in which we may engage; changes in sales mix; changes in current pricing due to cost levels; changes in aerospace delivery rates; changes in government defense procurement budgets; timely new product development or introduction; our ability to install, staff and qualify necessary capacity or complete capacity expansions to meet customer demand; cybersecurity-related risks, including the potential impact of breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions, including the effect of change in global trade policies, tariff rates, economic sanctions and embargoes; work stoppages or other labor disruptions; our ability to successfully complete any strategic acquisitions, investments or dispositions; compliance with environmental, health, safety and other related laws and regulations, including those related to climate change; the effects of natural disasters or other severe weather events, which may be worsened by the impact of climate change, and other severe catastrophic events, including any public health crisis; and the unexpected outcome of legal matters or impact of changes in laws or regulations.
S-iii

Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. As a result, the foregoing factors should not be construed as exhaustive and should be read together with other cautionary statements included in this and other reports we file with the SEC. For additional information regarding certain factors that may cause our actual results to differ from those expected or anticipated, see the information under the caption “Risk Factors,” which is located in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2024. We do not undertake any obligation to update our forward-looking statements or risk factors to reflect future events or circumstances, except as otherwise required by law.
S-iv

SUMMARY
The information below is a summary of the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully the following summary together with the more detailed information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus we may provide you in connection with this offering, and the information incorporated by reference into those documents, including the risk factors described on page S-5 of this prospectus supplement and on page 2 of the accompanying prospectus and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2024.
Our Company
Hexcel Corporation is a global leader in advanced lightweight composites technology. We propel the future of flight and transportation through excellence in advanced material lightweighting solutions that create a better world for us all. Our broad product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core and composite structures for use in commercial aerospace, space and defense, and industrial applications.
We are a manufacturer of products within a single industry: Advanced Composites. We have two reportable segments: Composite Materials and Engineered Products. The Composite Materials segment is comprised of our carbon fiber, specialty reinforcements, resin systems, prepregs and other fiber-reinforced matrix materials, and honeycomb core product lines and pultruded profiles. The Engineered Products segment is comprised of lightweight high strength composite structures, radio frequency/electromagnetic interference and microwave absorbing materials, engineered core and specialty machined honeycomb products with added functionality and thermoplastic additive manufacturing.
We serve international markets through manufacturing facilities, sales offices and representatives located in the Americas, Europe, Asia Pacific, India, and Africa.
Our principal executive offices are located at Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901-3238, and our telephone number at that location is (203) 969-0666.

The Offering
The summary below describes some of the principal terms of the notes. Some of the terms described below are subject to important limitations and exceptions. See “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus for a more detailed description of the terms of the notes.
Issuer
Hexcel Corporation
Securities Offered
$300,000,000 aggregate principal amount of 5.875% Senior Notes due 2035
Maturity Date
The notes will mature on February 26, 2035, unless redeemed or repurchased prior to such date.
Interest Rate
Subject to “Interest Rate Adjustment” below, 5.875% per year, accruing from February 26, 2025.
Interest Payment Dates
February 26 and August 26 of each year, beginning on August 26, 2025.
Interest Rate Adjustment
The interest rate payable on the notes will be subject to adjustments from time to time if either Moody’s or S&P (or a substitute rating agency therefor) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the notes. See “Description of the Notes—Interest Rate Adjustment” in this prospectus supplement.
Optional Redemption
At any time, and from time to time, prior to three months immediately preceding the stated maturity date of the notes (the “Par Call Date”), we may redeem the notes, in whole or in part, at the redemption price described herein under “Description of the Notes—Optional Redemption.”
At any time on or after the Par Call Date, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, on the principal amount of Notes being redeemed to, but excluding, the redemption date.
Change of Control Repurchase Obligation
If a Change of Control Repurchase Event occurs, unless we have exercised our option to redeem the notes in full, we will be required, subject to certain exceptions, to make an offer to each holder of notes to repurchase all (or, at the election of such holder, any part) of such holder’s notes for cash at a repurchase price equal to 101% of the principal amount of the notes to be repurchased plus unpaid interest, if any, accrued thereon to, but excluding, the repurchase date. See “Description of the Notes—Change of Control Repurchase Event” in this prospectus supplement.
Possible Future Guarantees
Initially, the notes will not be guaranteed by any of our subsidiaries. In the future, however, if any of our wholly-owned domestic subsidiaries guarantee, or otherwise become obligated with respect to, any Debt (as defined herein), then such subsidiary (a “subsidiary guarantor”) will guarantee our obligations under the notes on a senior unsecured basis (the “subsidiary guarantee”). See “Description of the Notes—Possible Future Guarantees” in this prospectus supplement.
Use of Proceeds
The net proceeds from this offering are estimated to be approximately $296 million after deducting the underwriting discount and our other estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund the redemption of our 4.700% Senior Notes due 2025, of which $300 million was outstanding as of the date hereof, as well as to pay fees and expenses in respect of the foregoing. See “Use of Proceeds” in this prospectus supplement.
Conflicts of Interest
Certain of the underwriters and affiliates of certain of the underwriters may have positions in the 4.700% Senior Notes due 2025 to be redeemed. Upon our application of the net proceeds from this offering, such underwriters or affiliates may individually receive an amount in excess of 5% of the net proceeds from this offering. In such event, such underwriter(s) would have a “conflict of interest” as defined under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and the offering would be conducted in compliance with such rule. See “Underwriting (Conflicts of Interest)—Conflicts of Interest” in this prospectus supplement.
Certain Covenants
The indenture governing the notes will contain certain covenants that will, among other things, restrict our ability to:
•	incur certain indebtedness secured by mortgages, pledges and other liens on certain assets;
•	engage in certain sale and leaseback transactions; and
•	consolidate or merge with or into any other entity, or sell, convey, transfer or lease all or substantially all our assets to another entity.
These covenants are subject to a number of important exceptions and qualifications. For further information, see “Description of the Notes—Certain Covenants” and “Description of the Notes—Merger, Consolidation and Sale of Assets” in this prospectus supplement.
No Limitation on Incurrence of New Debt
Except as described herein under “Description of the Notes—Certain Covenants,” the indenture will not limit the amount of indebtedness we or our subsidiaries may issue under the indenture or otherwise.
Ranking
The notes will be our unsecured and unsubordinated indebtedness and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. However, the notes will be effectively subordinated in right of payment to our secured indebtedness to the extent of the value of the collateral securing such indebtedness and to all liabilities, whether secured or unsecured, and any preferred equity of our subsidiaries, other than indebtedness of any wholly-owned domestic subsidiaries that may guarantee the notes in the future.
As of December 31, 2024, we had outstanding $700.7 million of indebtedness, $0.1 million of which was secured indebtedness, and our subsidiaries had outstanding $2.0 million of total indebtedness and no preferred equity held by third parties. As of December 31, 2024, on an as adjusted basis, following the completion of this offering and the use of proceeds therefrom, we would have had undrawn availability under our Revolving Credit Facility of $750 million.
No Public Market
The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any national securities exchange or to have the notes quoted on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes, but they are not obligated to do so and may discontinue any market-making at any time without notice to, or the consent of, holders of the notes. An active trading market for the notes may not develop or continue, which would adversely affect the market price and liquidity for the notes.
Risk Factors
You should read carefully the “Risk Factors” in this prospectus supplement, as well as “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes.
Trustee and Paying Agent
U.S. Bank Trust Company, National Association
Governing Law
State of New York

RISK FACTORS
Before purchasing the notes, you should consider carefully the information under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and the following risk factors, each of which could materially adversely affect our business, prospects, results of operations, liquidity and financial condition. You should also carefully consider the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.
Risks Relating to the Notes
The structural subordination of the notes may limit our ability to meet our debt service obligations under the notes.
The notes will be our unsecured and unsubordinated indebtedness and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. However, the notes will be effectively subordinated in right of payment to our secured indebtedness to the extent of the value of the collateral securing such indebtedness and to all liabilities, whether secured or unsecured, and any preferred equity of our subsidiaries, other than indebtedness of any wholly-owned domestic subsidiaries that may guarantee the notes in the future. As of December 31, 2024, we had outstanding $700.7 million of indebtedness, $0.1 million of which was secured indebtedness, and our subsidiaries had outstanding $2.0 million of total indebtedness and no preferred equity held by third parties.
The notes are not secured by any of our assets and secured creditors would have a prior claim on our assets.
The notes are not secured by any of our assets. As of December 31, 2024, we had $0.1 million of secured indebtedness outstanding. In addition, the terms of the indenture governing the notes permit us to incur additional secured debt, subject to certain limits described herein under “Description of the Notes—Certain Covenants—Limitations on Liens.” If payment of secured debt we incur is accelerated, the lenders under our secured debt agreements will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to agreements governing that debt, and will have a prior claim on our collateralized assets. In that event, because the notes are not secured by any of our assets, it is possible that there will be no assets remaining from which claims of the holders of notes can be satisfied or, if any assets remain, the remaining assets might be insufficient to satisfy those claims in full.
The indenture does not restrict the amount of additional indebtedness that we or our subsidiaries may incur or the amount of preferred equity that our subsidiaries may issue.
As of December 31, 2024, we had outstanding $700.7 million of indebtedness and no outstanding borrowings or issued letters of credit under our Revolving Credit Facility, resulting in $750 million of undrawn availability under our Revolving Credit Facility. As of December 31, 2024, on an adjusted basis, after giving effect to this offering and the application of the net proceeds from this offering, we would have had outstanding $700.7 million of indebtedness and undrawn availability under our Revolving Credit Facility of $750 million. See “Use of Proceeds” in this prospectus supplement. Except as described herein under “Description of the Notes—Certain Covenants—Limitations on Liens,” the indenture will not limit the amount of indebtedness (including secured indebtedness) that we or our subsidiaries may incur or the amount of preferred equity that our subsidiaries may issue. The incurrence of any such additional indebtedness or the issuance of any such preferred equity may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes or, if a wholly-owned domestic subsidiary becomes obligated to guarantee the notes in the future, for such subsidiary guarantor to satisfy its obligations with respect to its subsidiary guarantee, a decrease in the market price of your notes and a risk that the credit ratings of the notes are lowered, placed on negative outlook or withdrawn.
Holders of the notes offered hereby will not have a cross-default event of default, in contrast to our outstanding Existing Notes and Revolving Credit Facility.
The terms of our outstanding 3.950% Senior Notes due 2027 (the “Existing Notes”) include an event of default for the failure to make certain payments of principal on, or for the acceleration of, certain other outstanding indebtedness of ours or of any of our subsidiaries (a so-called “cross-default” event of default), with a threshold amount of in excess of $75.0 million. Our Revolving Credit Facility also contains a cross-default event of default. However, the notes offered hereby do not contain a cross-default event of default. Although no assurance can be given, we anticipate that future senior debt securities offered by us will similarly not include a cross-default event of default. Accordingly, amounts outstanding under our Existing Notes and our Revolving Credit Facility, as well as any debt securities that we issue in the future that contain a cross-default event of default, may be declared due and payable immediately upon the occurrence of the circumstances underlying the cross-default event of default, while the holders of notes offered hereby will not be entitled to declare the maturity their notes to be due and payable as a result of such circumstances, which may have adverse consequences for such holders.
Servicing our indebtedness requires a significant amount of cash and we may not generate sufficient cash flow from our business to pay our substantial indebtedness.
As of December 31, 2024, we had $700.6 million in aggregate principal amount of outstanding long-term debt ($0.1 million of which is current) and $0.1 million in aggregate principal amount of outstanding short-term debt.
Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and regulatory factors, as well as other factors beyond our control. Our cash flow from operations in the future may be insufficient to service our substantial indebtedness because of factors beyond our control. If we are unable to generate the necessary cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our substantial indebtedness will depend on the conditions of the financial markets and our financial condition and liquidity at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our indebtedness, including the notes.
If a wholly-owned domestic subsidiary becomes obligated to guarantee the notes in the future, U.S. federal and state fraudulent transfer laws may permit a court to void such subsidiary guarantee and, if that occurs, you may not receive any payments on such subsidiary guarantee.
If a wholly-owned domestic subsidiary becomes obligated to guarantee the notes in the future, the issuance of its subsidiary guarantee may be subject to review under U.S. federal and state fraudulent transfer and conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including under circumstances in which bankruptcy is not involved, were commenced at some future date by such subsidiary guarantor or on behalf of the unpaid creditors of such subsidiary guarantor. While the relevant laws may vary from federal to state and from state to state, under such laws a guarantee will generally be a fraudulent conveyance or transfer if (i) the transfer was made with the intent of hindering, delaying or defrauding creditors or (ii) the guarantor received less than reasonably equivalent value or fair consideration in return for issuing such guarantee, and, in the case of (ii) only, one of the following is also true:
•	such guarantor was insolvent or rendered insolvent by reason of issuing such guarantee;
•	payment of the consideration left such guarantor with an unreasonably small amount of capital to carry on its business; or
•	such guarantor intended to, or believed that it would, incur debts beyond its ability to pay as they mature.
If a court were to find that the issuance of a subsidiary guarantee by a subsidiary guarantor was a fraudulent conveyance or transfer, the court could void the payment obligations under such subsidiary guarantee or require the holders of the notes to repay any amounts received with respect to such subsidiary guarantee. In the event of a finding that a fraudulent conveyance or transfer occurred, you may not receive any payment on the notes in respect of such subsidiary guarantee.
The measures of insolvency for purposes of fraudulent conveyance laws vary depending upon the law of the jurisdiction that is being applied. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:
•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
We cannot be certain as to the standards a court would use to determine whether reasonably equivalent value or fair consideration was received or whether or not a subsidiary guarantor, if any, was solvent at the relevant time, or, regardless of the standard used, that the issuance of a subsidiary guarantee by it would not be voided to other indebtedness of such subsidiary guarantor.
If we experience a Change of Control Repurchase Event and you fail to exercise your right to require us to repurchase your notes, under certain circumstances we can nevertheless repurchase your notes.
If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in an offer to repurchase the notes upon a Change of Control Repurchase Event and we repurchase or any third party making an offer to repurchase the notes upon a Change of Control Repurchase Event in lieu of us as described herein under “Description of the Notes—Change of Control Repurchase Event” repurchases, all of the notes validly tendered and not withdrawn by such holders, we or such third party will have the right, upon not less than 10 nor more than 60 days’ prior written notice, given not more than 30 days following such repurchase pursuant to the offer to repurchase the notes upon a Change of Control Repurchase Event described herein under “Description of the Notes—Change of Control Repurchase Event,” to repurchase all notes that remain outstanding following such repurchase at a price in cash equal to 101% of the principal amount of such notes to be repurchased plus unpaid interest, if any, accrued thereon to, but excluding, the repurchase date.
We may not be able to repurchase the notes upon a Change of Control Repurchase Event.
The terms of the notes, as well as the terms of the Existing Notes, require us to offer to repurchase such notes when a Change of Control Repurchase Event occurs. If we experience a Change of Control Repurchase Event, there can be no assurance that we would have sufficient financial resources available to satisfy, or that we would not be prohibited under other financing arrangements to satisfy, our obligations to repurchase your notes and our Existing Notes. Our failure to repurchase the notes and/or the Existing Notes in connection with a Change of Control (as defined below) would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. Certain events constituting a Change of Control under the notes and/or Existing Notes would also be events of default under our Revolving Credit Facility.
We could enter into various transactions that could increase the amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise adversely affect holders of the notes.
The terms of the notes do not prevent us from entering into a variety of acquisition, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into a variety of transactions that could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise have material adverse consequences for us and the holders of the notes.
There is currently no market for the notes. We cannot assure you that an active trading market will develop, continue or be liquid.
The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any national securities exchange or to have the notes quoted on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes, but they are not obligated to do so and may discontinue any market-making at any time without notice to, or the consent of, holders of the notes. We cannot assure you that an active market for the notes will develop or, if it develops, will continue or be liquid. If an active trading market for the notes does not develop or continue, the market price and liquidity of the notes will be negatively affected. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, liquidity, results of operations and prospects. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market price of the notes. See “Underwriting” in this prospectus supplement.

Adverse actions by the rating agencies would likely adversely affect our cost of financing and the market price of our debt securities.
Rating agencies rate our debt securities, including the notes, on factors that include our business, financial condition, liquidity, results of operations and prospects and their view of the general outlook for the economy generally and our industry specifically. Actions taken by the rating agencies can include maintaining, upgrading, downgrading or withdrawing the current rating of our debt securities or placing us on negative outlook for possible future downgrading. Downgrading or withdrawal of the credit rating of our debt securities or placing us on negative outlook for possible future downgrading would likely increase our cost of financing and have a negative effect on the market price of your notes. No report of any rating agency is being incorporated by reference in this prospectus supplement or the accompanying prospectus.
The interest rates payable on the notes offered hereby is subject to adjustment depending upon the ratings assigned to such notes, as described herein under “Description of the Notes—Interest Rate Adjustment.” Such increase may not be sufficient to compensate for the loss in the market value of the notes.
An increase in market interest rates could result in a decrease in the market value of the notes.
In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium over market interest rates, if any, will decline. The condition of the financial markets and prevailing interest rates have fluctuated in the past, increasing significantly in recent years, and are likely to fluctuate in the future. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.
We may choose to redeem the notes prior to maturity.
We may redeem some or all of the notes at any time and from time to time. See “Description of the Notes—Optional Redemption” in this prospectus supplement. Although the notes contain provisions designed to compensate you for the lost value of such notes if we redeem some or all of such notes prior to the Par Call Date, such provisions only approximate this lost value and may not adequately compensate you. Furthermore, depending on prevailing interest rates at the time of any such redemption, you may not be able to reinvest the redemption proceeds in a comparable security (including with comparable ratings) at an interest rate as high as the interest rate of the notes being redeemed or at an interest rate that would otherwise compensate you for any lost value as a result of any redemption of notes.

USE OF PROCEEDS
The net proceeds from this offering are estimated to be approximately $296 million after deducting the underwriting discount and our other estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund the redemption of our 4.700% Senior Notes due 2025, of which $300 million was outstanding as of the date hereof, as well as to pay fees and expenses in respect of the foregoing. This prospectus supplement does not constitute a notice of redemption with respect to, or an offer to purchase, our 4.700% Senior Notes due 2025.
Certain of the underwriters and affiliates of certain of the underwriters may have positions in the 4.700% Senior Notes due 2025 to be redeemed. Upon our application of the net proceeds from this offering, such underwriters or affiliates may individually receive an amount in excess of 5% of the net proceeds from this offering. In such event, such underwriter(s) would have a “conflict of interest” as defined under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and the offering would be conducted in compliance with such rule. See “Underwriting (Conflicts of Interest)—Conflicts of Interest” in this prospectus supplement.

CAPITALIZATION
The table below sets forth our cash and cash equivalents and capitalization as of December 31, 2024:
•	on an actual basis; and
•	on an as adjusted basis to give effect to this offering and the application of the net proceeds therefrom.
The table below should be read in conjunction with the consolidated annual financial statements and the notes thereto, as well as management’s discussion and analysis thereof, included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2024
	Actual	As Adjusted
(in millions, except share data)	(audited)	(unaudited)
Cash and cash equivalents:	$125.4	$121.4
Senior debt:
Revolving Credit Facility(1)	$—	$—
4.700% Senior Notes due 2025	300.0	—
3.950% Senior Notes due 2027	400.0	400.0
Notes offered hereby	—	300.0
Total senior debt	$700.0	$700.0
Stockholders’ equity:
Common stock, $0.01 par value, 200.0 million shares authorized, 111.6 million shares issued and outstanding	$1.1	$1.1
Additional paid-in capital (net of treasury stock)	(609.7)	(609.7)
Retained earnings	2,251.5	2,251.5
Accumulated other comprehensive loss	(115.0)	(115.0)
Total stockholders’ equity	1,527.9	1,527.9
Total capitalization	$2,227.9	$2,227.9

(1)	As of December 31, 2024, we had undrawn availability of $750 million under the Revolving Credit Facility.

DESCRIPTION OF THE NOTES
The following summary of certain terms of the notes supplements, and, to the extent inconsistent, replaces, the description in the accompanying prospectus of the general terms of the debt securities, to which description reference is hereby made. The following summary of certain provisions of the notes and the indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual provisions of the notes and the indenture. Certain terms used but not defined herein shall have the meanings given to them in the indenture or the notes, as the case may be. As used in this section, the terms the “Company,” “we,” “us” or “our” refer only to Hexcel Corporation and not to any subsidiaries of Hexcel Corporation, and all references to section headings refers to section headings included in this prospectus supplement unless otherwise noted.
General
The notes will be issued pursuant to an indenture, dated as of August 3, 2015 (the “base indenture”), between us and U.S. Bank Trust Company, National Association, as trustee (as successor to U.S. Bank National Association, the “trustee”), as supplemented by a supplemental indenture with respect to the notes (the “supplemental indenture”). We refer to the base indenture and the supplemental indenture, collectively, as the “indenture.”
The notes will be our unsecured and unsubordinated indebtedness and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. However, the notes will be effectively subordinated in right of payment to our secured indebtedness to the extent of the value of the collateral securing such indebtedness and to all liabilities, whether secured or unsecured, and any preferred equity of our subsidiaries, other than indebtedness of any wholly-owned domestic subsidiaries that may guarantee the notes in the future. As of December 31, 2024, we had outstanding $700.7 million of indebtedness, $0.1 million of which was secured indebtedness, and our subsidiaries had outstanding $2.0 million of total indebtedness and no preferred equity held by third parties. As of December 31, 2024, on an as adjusted basis, following the completion of this offering and the use of proceeds therefrom, we would have had undrawn availability under our Revolving Credit Facility of $750 million. See “Use of Proceeds” in this prospectus supplement.
The indenture does not limit the amount of debt securities that we may issue under the indenture. We may at any time and from time to time, without notice to or consent of the holders, issue additional debt securities of the same tenor, coupon and other terms as the notes (except for the issue date and, under certain circumstances, the issue price, the date from which interest begins to accrue and the date of the first payment of interest), so that such debt securities and the notes shall form a single series of debt securities under the indenture. If the additional debt securities, if any, are not fungible with the notes offered hereby for U.S. federal income tax purposes, the additional debt securities will have a separate CUSIP, ISIN or other identifying number than the notes offered hereby. References herein to the notes shall include (unless the context otherwise requires) any further debt securities issued as described in this paragraph.
The notes will be issued only in fully registered, book-entry form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof, except under the limited circumstances described below under “—Book-Entry System.” The registered holder of a note will be treated as its owner for all purposes.
If any interest payment date, stated maturity date, redemption date or repurchase date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. For purposes hereof, “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close. All payments will be made in U.S. dollars.
Except as described below under “—Change of Control Repurchase Event,” “—Certain Covenants” and “—Merger, Consolidation and Sale of Assets,” the indenture will not contain any provisions that would limit our ability or the ability of our subsidiaries to incur indebtedness or the ability of our subsidiaries to issue preferred equity or that would afford you protection in the event of:
•	a recapitalization or other highly leveraged or similar transaction involving us, any of our affiliates or our management;
•	a change of control involving us; or
•	a merger, consolidation, reorganization or restructuring involving us or a sale, assignment, lease or other transfer of all or substantially all of our assets that may adversely affect you.

Payments of principal, premium, if any, and interest and notices or demands upon the Company may each be made at the Corporate Trust Office of the trustee. Debt securities may also be presented at the Corporate Trust Office of the trustee.
Interest
Interest on the notes will accrue at the rate of 5.875% per year from, and including, February 26, 2025 and will be payable semiannually in arrears on February 26 and August 26 of each year, beginning on August 26, 2025 (each, an “interest payment date”). The interest rate payable on the notes will be subject to adjustments from time to time if either Moody’s or S&P (or a substitute rating agency therefor) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the notes as described below under “—Interest Rate Adjustment.” The interest so payable will be paid to each holder in whose name a note is registered at the close of business on the February 11 and August 11 (whether or not a business day) immediately preceding the applicable interest payment date. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Trustee shall have no obligation to calculate or verify any calculation of the interest rate.
Maturity
The notes will mature on February 26, 2035 (the “stated maturity date”) and will be paid against presentation and surrender thereof at the Corporate Trust Office or in such other manner as provided for in the indenture, unless earlier redeemed or repurchased, as described below under “—Optional Redemption” and “—Change of Control Repurchase Event,” respectively. The notes will not be entitled to the benefits of, or be subject to, any sinking fund.
Possible Future Guarantees
Initially, the notes will not be guaranteed by any of our subsidiaries. In the future, however, if any of our wholly-owned domestic subsidiaries, guarantees, or otherwise becomes obligated with respect to, any of our Debt, then such wholly-owned domestic subsidiary will provide a guarantee of the notes as set forth below. For the avoidance of doubt, in the event that any of our Debt contains a provision that would require one or more of our wholly-owned domestic subsidiaries to guarantee, or otherwise become obligated with respect to, such Debt upon the occurrence or satisfaction of specified conditions, such wholly-owned domestic subsidiary shall not be deemed to guarantee, or otherwise be obligated with respect to, such Debt until such time as such conditions shall have been satisfied and such wholly-owned domestic subsidiary is required to guarantee, or otherwise be obligated with respect to, such Debt.
If a wholly-owned domestic subsidiary becomes obligated to guarantee the notes in the future, then we shall cause such wholly-owned domestic subsidiary, within twenty business days (or other such longer period as agreed to by the trustee), to execute and deliver to the trustee a supplemental indenture, in form reasonably satisfactory to the trustee, pursuant to which such wholly-owned domestic subsidiary shall guarantee all of our obligations under the notes on a senior unsecured basis.
Any subsidiary guarantee would rank equally and ratably with all other existing and future unsecured and unsubordinated indebtedness of the applicable subsidiary guarantor, would rank senior to any unsecured and subordinated indebtedness of such subsidiary guarantor, and would effectively rank junior to any secured indebtedness of such subsidiary guarantor to the extent of the value of the collateral securing such indebtedness.
Under the indenture, the holders of the notes will be deemed to have consented to the release of the subsidiary guarantee of a subsidiary guarantor, without any action required on the part of the trustee or any holder of the notes, upon such subsidiary guarantor substantially simultaneously (including any release or discharge that would be conditioned on the release or discharge of the guarantee hereunder or on the termination, release or discharge of any other guarantee or indebtedness for borrowed money) ceasing to be a guarantor or other obligor under all of our Debt. Accordingly, if a subsidiary is substantially simultaneously (including any release or discharge that would be conditioned on the release or discharge of the guarantee hereunder or on the termination, release or discharge of any other guarantee or indebtedness for borrowed money) released from its guarantee of, or other obligation with respect to, all of our Debt, such subsidiary guarantor’s guarantee of the notes will automatically terminate and we will give prompt written notice to the trustee of the release of such subsidiary guarantor from its subsidiary guarantee of the notes.

In addition, a subsidiary guarantor will be automatically released from all of its obligations under its subsidiary guarantee in the following circumstances:
•
upon such subsidiary guarantor no longer being wholly-owned by us and our subsidiaries or such subsidiary guarantor redomiciling outside the United States of America, any state thereof or the District of Columbia, or

•
upon the sale or other transfer of all or substantially all of the assets of such subsidiary guarantor (other than to any of our affiliates unless the applicable affiliate is another subsidiary guarantor).

A subsidiary guarantor’s guarantee also will be automatically released if we exercise our option to discharge our obligations with respect to the notes as described below under “—Defeasance” or if our obligations under the indenture are discharged as described below under “—Satisfaction and Discharge.”
At our written instruction, the trustee will execute and deliver any documents, instructions or instruments evidencing any automatic release of a subsidiary guarantor as described above.
The obligations of a subsidiary guarantor under its subsidiary guarantee that are released as described above will be reinstated if such wholly-owned domestic subsidiary again guarantees, or otherwise becomes obligated with respect to, any of our Debt.
The indenture will provide that the obligations of any subsidiary guarantor under any subsidiary guarantee will be limited as necessary to prevent such subsidiary guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. We cannot assure you that this limitation will protect any subsidiary guarantee from fraudulent conveyance or fraudulent transfer challenges or, if it does, that the remaining amount due and collectible thereunder would suffice, if necessary, to pay the notes in full when due. See “Risk Factors—Risks Relating to the Notes in this prospectus supplement. If a subsidiary becomes obligated to guarantee the notes in the future, U.S. federal and state fraudulent transfer laws may permit a court to void such subsidiary guarantee and, if that occurs, you may not receive any payments on such subsidiary guarantee.”
“Consolidated Net Tangible Assets” has the meaning set forth under “—Certain Covenants—Defined Terms.”
“Debt” means any indebtedness of the Company for borrowed money in a principal amount in excess of the greater of $125.0 million and 3% of the Company’s Consolidated Net Tangible Assets that is (x) in the form of, or represented by, bonds, notes, debentures or other debt securities or (y) incurred pursuant to a credit agreement, including our Revolving Credit Facility, or other agreement providing for revolving credit loans or term loans; provided that undrawn commitments shall not be considered to be “Debt” until such commitment is drawn upon (for example, if we have $200.0 million of total commitments of which $50.0 million has been drawn, $150.0 million shall not be considered to be “Debt” unless and until, and to the extent, any of such $150.0 million is drawn upon).
“Revolving Credit Facility” means the Credit Agreement, dated as of April 25, 2023, among us, the lenders listed therein, Citizens Bank, National Association, as administrative agent, as amended, amended and restated, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.
Optional Redemption
Prior to November 26, 2034 (three months prior to the stated maturity date) (the “Par Call Date”), the Company may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)
(a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed discounted to the relevant redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to, but excluding, the relevant redemption date, and

(2)	100% of the principal amount of the notes to be redeemed,
plus, in either case, accrued and unpaid interest thereon to, but excluding, such redemption date.

On or after the Par Call Date, the Company may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest on the principal amount of the notes to be redeemed to, but excluding, the relevant redemption date.
“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date relating to such redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no obligation to calculate or verify any calculation of the redemption price.
Notice of any redemption shall be mailed, electronically delivered or otherwise transmitted according to the procedures of DTC at least 10 days but not more than 60 days prior to the relevant redemption date to each holder of notes to be redeemed.
If a redemption date is on or after a record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to holders whose Notes are subject to redemption by the Company.
Any notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent with respect to completion of a corporate transaction (including, but not limited to, any merger, acquisition, disposition, asset sale or corporate restructuring or reorganization) or financing (including, but not limited to, any incurrence of indebtedness (or entering into a commitment with respect thereto), sale and leaseback transaction, issuance of securities, equity offering or contribution, liability management transaction or other capital raise) and may be given prior to the completion thereof. If a redemption is subject to satisfaction of one or more conditions precedent, the notice shall describe each condition, and the notice may be rescinded in the event that any or all of the conditions shall not have been satisfied by the redemption date. Any notice of redemption may provide that payment of the redemption price and our obligations with respect to the redemption may be performed by another person.
In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If at any time notes are to be redeemed in part only, the notice of redemption that relates to such partial redemption will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.
Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions of the notes called for redemption.
The Company or its subsidiaries or affiliates may at any time and from time to time acquire the notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws.
Change of Control Repurchase Event
If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the notes in full, we will be required to make an offer to each holder of notes to repurchase all or, at the election of such holder, any part (equal to a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes for cash at a repurchase price equal to 101% of the principal amount of such notes to be repurchased plus unpaid interest, if any, accrued thereon to, but excluding, the repurchase date. Notwithstanding the foregoing, interest will be payable to holders of the notes on the applicable regular record date applicable to an interest payment date falling on or before a repurchase date.
Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of a transaction or transactions that constitute or may constitute a Change of Control, we will mail or electronically deliver a notice to each holder of notes, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase all of such notes on the repurchase date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is mailed or electronically delivered, except in the case of an offer made in advance of a Change of Control Repurchase Event as described below. The notice shall, if mailed or electronically delivered prior to the date of consummation of the Change of Control, state that the offer to repurchase such notes is conditioned on the Change of Control Repurchase Event occurring on or prior to the repurchase date specified in the notice.
We will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such compliance.
On the repurchase date, we will, to the extent lawful:
(1)
accept for payment all notes or portions of notes (equal to a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof) properly tendered by the holders thereof pursuant to our offer;

(2)	deposit with the trustee or one or more paying agents an amount equal to the aggregate repurchase price in respect of all notes or portions of notes properly tendered by the holders thereof; and
(3)	deliver or cause to be delivered to the trustee the notes properly accepted by us, together with an officer’s certificate stating the aggregate principal amount of notes being repurchased.

The trustee or one or more paying agents will promptly mail or electronically deliver to each holder of notes properly tendered the repurchase price for such notes, and the trustee, upon our execution and delivery of the related notes, will promptly authenticate and mail or electronically deliver (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unrepurchased portion of any notes properly tendered, provided that each such new note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer to be made by us and such third party purchases all notes properly tendered and not withdrawn by the holders thereof under its offer.
Notwithstanding anything to the contrary herein, an offer to repurchase the notes may be made in advance of a Change of Control Repurchase Event, conditional upon the occurrence of such Change of Control Repurchase Event.
If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in an offer to repurchase the notes upon a Change of Control Repurchase Event and the Company, or any third party making an offer to repurchase the notes upon a Change of Control Repurchase Event in lieu of the Company as described above, repurchases all of the notes validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than 10 nor more than 60 days’ prior written notice, given not more than 30 days following such repurchase pursuant to the offer to repurchase the notes upon a Change of Control Repurchase Event described above, to repurchase all notes that remain outstanding following such repurchase at a price in cash equal to 101% of the principal amount of such notes to be repurchased plus unpaid interest, if any, accrued thereon to, but excluding, the repurchase date.
“Change of Control” means the occurrence of any one of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group (as used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares, (2) any sale, lease, exchange or other transfer (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person or group of related persons for the purpose of Section 13(d)(3) of the Exchange Act, other than us or one of our subsidiaries, (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of ours or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction, (4) the replacement of a majority of our board of directors over a two-year period with directors who were not nominated for election, elected or appointed to our board of directors (or subsequently ratified) with the approval of a majority of our board of directors then still in office who either were members of our board of directors at the beginning of such period or whose election as members of our board of directors was previously so approved (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination) or subsequently ratified, or (5) the adoption of a plan relating to our liquidation, dissolution or winding up.
Notwithstanding the foregoing, a transaction or series of related transactions will not be considered to be a Change of Control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(a) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (b) immediately following that transaction, no person or group (as used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of such holding company.
“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Event.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agencies” means (1) each of S&P and Moody’s; and (2) if either S&P or Moody’s (or any replacement agency therefor contemplated below) ceases to provide ratings services to issuers or investors generally, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our board of directors or a committee thereof) to act as a replacement agency for S&P or Moody’s (or any previous replacement agency), as the case may be.
“Rating Event” means, with respect to a Change of Control, if the notes carry, immediately prior to the earlier of the first public announcement of the intention to effect such Change of Control and the occurrence of such Change of Control:
•
an investment grade credit rating (BBB-, or equivalent, or better) from both Rating Agencies, and the rating from both Rating Agencies is, during the period commencing on the earlier of the first public announcement by the Company of the intention to effect such Change of Control and the occurrence of such Change of Control and ending 60 days after the occurrence of such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency), either downgraded to a non-investment grade credit rating (BB+, or equivalent, or worse) or withdrawn (and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating or (in the case of a withdrawal) replaced by an investment grade credit rating),

•
a non-investment grade credit rating (BB+, or equivalent, or worse) from both Rating Agencies, and the rating from both Rating Agencies is, during the period commencing on the earlier of the first public announcement by the Company of the intention to effect such Change of Control and the occurrence of such Change of Control and ending 60 days after the occurrence of such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency), either downgraded by one or more notches (for illustration, BB+ to BB being one notch) or withdrawn (and is not within such period subsequently (in the case of a downgrade) upgraded to its credit rating immediately prior to the commencement of such period or better by both Rating Agencies or (in the case of a withdrawal) replaced by its credit rating immediately prior to the commencement of such period or better by both Rating Agencies), or

•
both (i) an investment grade credit rating (BBB-, or equivalent, or better) from one Rating Agency, and the rating is, during the period commencing on the earlier of the first public announcement by the Company of the intention to effect such Change of Control and the occurrence of such Change of Control and ending 60 days after the occurrence of such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency), either downgraded to a non-investment grade credit rating (BB+, or equivalent, or worse) or withdrawn (and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating by such Rating Agency or (in the case of a withdrawal) replaced by an investment grade credit rating from such Rating Agency) and (ii) a non-investment grade credit rating (BB+, or equivalent, or worse) from the other Rating Agency, and the rating is, during the period commencing on the earlier of the first public announcement by the Company of the intention to effect such Change of Control and the occurrence of such Change of Control and ending 60 days after the occurrence of such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency),either downgraded by one or more notches (for illustration, BB+ to BB being one notch) or withdrawn (and is not within such period subsequently (in the case of a downgrade) upgraded to its credit rating by such Rating Agency immediately prior to the commencement of such period or better or (in the case of a withdrawal) replaced by its credit rating by such Rating Agency immediately prior to the commencement of such period or better), provided, that in taking an action referred to above to downgrade or withdraw a rating, the relevant Rating Agency announces publicly or confirms in writing to us that such action resulted, in whole or in part, from the public announcement by the Company of the intention to effect such Change of Control or the occurrence of such Change of Control.
“S&P” means S&P Global Ratings and its successors.

“Voting Stock” of any specified person (as used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of, or other ownership interests in, such person that is at the time entitled to vote generally in the election of the board of directors (or members of a comparable governing body) of such person.
Interest Rate Adjustment
The interest rate payable on the notes will be subject to adjustments from time to time if either Moody’s or S&P or, if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside our control, a “nationally recognized statistical rating organization” selected pursuant to the definition of Rating Agency (a “substitute rating agency”), downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the notes, in the manner described below.
If the rating from Moody’s (or any substitute rating agency therefor) of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase such that it will equal the interest rate payable on the notes on the date of their initial issuance plus the percentage set forth opposite the ratings from the table below:
Moody’s Rating* Percentage

Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*	Including the equivalent ratings of any substitute rating agency.
If the rating from S&P (or any substitute rating agency therefor) of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase such that it will equal the interest rate payable on the notes on the date of their initial issuance plus the percentage set forth opposite the ratings from the table below:
S&P Rating* Percentage

BB	0.25%
BB-	0.50%
B+	0.75%
B or below	1.00%

*	Including the equivalent ratings of any substitute rating agency.
If at any time the interest rate on the notes has been increased and either Moody’s or S&P (or, in either case, a substitute rating agency therefor), as the case may be, subsequently upgrades its rating of the notes to any of the threshold ratings set forth above, the interest rate on the notes will be decreased such that the interest rate for the notes equals the interest rate payable on the notes on the date of their initial issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the upgrade in rating. If Moody’s (or any substitute rating agency therefor) subsequently upgrades its rating of the notes to Baa3 (or its equivalent, in the case of a substitute rating agency) or higher, and S&P (or any substitute rating agency therefor) upgrades its rating to BB+ (or its equivalent, in the case of a substitute rating agency) or higher, the interest rate on the notes will be decreased to the interest rate payable on the notes on the date of their initial issuance (and if one such upgrade occurs and the other does not, the interest rate on the notes will be decreased so that it does not reflect any increase attributable to the upgrading Rating Agency). In addition, the interest rates on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent downgrade in the ratings by either or both rating agencies) if the notes become rated Baa2 and BBB- (or the equivalent of either such rating, in the case of a substitute rating agency) or higher by Moody’s and S&P (or, in either case, a substitute rating agency therefor), respectively (or one of these ratings if the notes are only rated by one rating agency).

Each adjustment required by any downgrade or upgrade in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, a substitute rating agency therefor), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the notes be reduced to below the interest rate payable on the notes on the date of their initial issuance or (2) the total increase in the interest rate on the notes exceed 2.00% above the interest rate payable on the notes on the date of their initial issuance.
No adjustments in the interest rate of the notes shall be made solely as a result of a Rating Agency ceasing to provide a rating of the notes. If at any time Moody’s or S&P ceases to provide a rating of the notes, we will use our commercially reasonable efforts to obtain a rating of the notes from a substitute rating agency, to the extent one exists, and if a substitute rating agency exists, for purposes of determining any increase or decrease in the interest rate on the notes pursuant to the tables above (a) such substitute rating agency will be substituted for the last Rating Agency to provide a rating of the notes but which has since ceased to provide such rating, (b) the relative rating scale used by such substitute rating agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such substitute rating agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (c) the interest rate on the notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the notes on the date of their initial issuance plus the appropriate percentage, if any, set forth opposite the rating from such substitute rating agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other Rating Agency).
For so long as only one Rating Agency provides a rating of the notes, any subsequent increase or decrease in the interest rate of the notes necessitated by a reduction or increase in the rating by the Rating Agency providing the rating shall be twice the percentage set forth in the applicable table above. For so long as neither Moody’s nor S&P (or, in either case, a substitute rating agency therefor) provides a rating of the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes on the date of their initial issuance.
Any interest rate increase or decrease described above will take effect from the first interest payment date following the date on which a rating change occurs that requires an adjustment in the interest rate. As such, interest will not accrue at such increased or decreased rate until the next interest payment date following the date on which a rating change occurs. If Moody’s or S&P (or, in either case, a substitute rating agency therefor) changes its rating of the notes more than once prior to any particular interest payment date, the last change by such agency prior to such interest payment date will control for purposes of any interest rate increase or decrease with respect to the notes described above relating to such Rating Agency’s action. If the interest rate payable on the notes is increased as described above, the term “interest,” as used with respect to the notes, will be deemed to include any such additional interest unless the context otherwise requires.
Certain Covenants
Limitations on Liens. We will not, and will not permit any Restricted Subsidiary to, create, incur, assume, as security for any Indebtedness, any mortgage, pledge or other lien on (a) any Principal Property of ours or any Restricted Subsidiary or (b) any shares of capital stock owned by us or one of our subsidiaries of, or other ownership interests owned by us or one of our subsidiaries in, a Restricted Subsidiary, whether such Principal Property or shares of capital stock of, or other ownership interests in, a Restricted Subsidiary are owned by us or one of our subsidiaries at the date of the indenture or acquired after the date of the indenture, unless we secure, or cause such Restricted Subsidiary to secure, as the case may be, the outstanding notes equally and ratably with (or prior to) all Indebtedness secured by such mortgage, pledge or other lien, so long as such Indebtedness shall be so secured. This covenant will not apply in the case of:
(a)
the creation of any mortgage, pledge or other lien on any Principal Property or on any shares of capital stock of, or other ownership interests in, a Restricted Subsidiary, in each case acquired after the date of the supplemental indenture (including acquisitions by way of merger or consolidation) by us or a Restricted Subsidiary contemporaneously with or prior to such acquisition and in contemplation of such acquisition or within 180 days after such acquisition, to secure or provide for the payment or financing of any part of the purchase price of such acquisition, provided that the mortgage, pledge or other lien may not extend to any other Principal Property or other shares of capital stock of, or other ownership interests in, a Restricted Subsidiary, other than subsequent improvements;

(b)
any mortgage, pledge or other lien on any Principal Property or on any shares of capital stock of, or other ownership interests in, a Restricted Subsidiary existing at the date of the supplemental indenture;

(c)	any mortgage, pledge or other lien on any Principal Property or on any shares of capital stock of, or other ownership interests in, a Restricted Subsidiary in favor of us or any Restricted Subsidiary;
(d)	any mortgage, pledge or other lien on any Principal Property being constructed or improved securing loans to finance such construction or improvements;
(e)
any mortgage, pledge or other lien on any Principal Property existing at the time we or a Restricted Subsidiary acquired or leased such Principal Property, including Principal Property acquired by us or a Restricted Subsidiary through a merger or similar transaction, provided that the mortgage, pledge or other lien may not extend to any other Principal Property or other shares of capital stock of, or other ownership interests in, a Restricted Subsidiary, other than subsequent improvements;

(f)
any mortgage, pledge or other lien on assets owned by any person at the time such person becomes a Restricted Subsidiary, provided that the mortgage, pledge or other lien was not created in anticipation of such person becoming a Restricted Subsidiary;

(g)
any lien imposed by law for taxes, assessments or charges of any governmental authority for claims which are not overdue for a period of more than 60 days, or to the extent that such lien is being contested in good faith and adequate reserves, if any, in accordance with GAAP are being maintained thereunder;

(h)
statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other liens imposed by law or created in the ordinary course of business which are not delinquent or which are being contested in good faith;

(i)
liens securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money) or statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non-delinquent obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(j)
liens created by or resulting from any litigation or other similar proceeding that is being contested in good faith, including liens arising out of judgments or awards against us or our subsidiaries with respect to which we or our subsidiaries are in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired, and liens relating to final unappealable judgment liens which are satisfied within 60 days of the date of judgment or liens incurred by us or any of our subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or proceeding to which we or any of our subsidiaries is a party;

(k)	any mortgage, pledge or other lien created in connection with a transaction financed with, and created to secure Indebtedness that is not recourse to, our assets or those of any Restricted Subsidiary;
(l)
easements, rights-of-way, zoning or any other restrictions, encroachments, protrusions and other similar encumbrances on real property which in the aggregate do not materially detract from the value of such property or materially interfere with the ordinary conduct of our businesses and the businesses of our subsidiaries, taken as a whole;

(m)
any mortgage, pledge or other lien on any Principal Property or on any shares of capital stock of, or other ownership interests in, a Restricted Subsidiary incurred in connection with any obligations arising under any industrial revenue bonds, pollution control bonds or any other issuance of tax-exempt governmental obligations;

(n)	liens securing obligations in respect of Capital Leases on assets subject to such leases; and
(o)
any mortgage, pledge or other lien renewing, extending or replacing any mortgage, pledge or other lien referred to in clauses (a) to (n) above, to the extent that (i) the principal amount of the Indebtedness secured thereby is not increased other than transaction fees and related expenses and (ii) no assets encumbered thereby other than the assets permitted to be encumbered immediately prior to such renewal, extension or replacement are encumbered thereby.

Notwithstanding the foregoing, we or any Restricted Subsidiary may create, incur or assume, as security for any Indebtedness, mortgages, pledges and other liens in addition to those permitted by clauses (a) to (o) referred to above, and renew, extend or replace such mortgages, pledges and other liens, provided that at the time of such creation, incurrence, assumption, renewal, extension or replacement, and after giving effect to such creation, incurrence, assumption, renewal, extension or replacement, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets.
Limitations on Sale and Leaseback Transactions. We will not, and will not permit any Restricted Subsidiary to, sell or otherwise transfer, directly or indirectly, except to us or a Restricted Subsidiary, any Principal Property as an entirety, or any substantial portion of any Principal Property, with the intention of taking back a lease of such Principal Property, or substantial portion of such Principal Property, except a lease for a period of three years or less; provided, however, that, we or any Restricted Subsidiary may sell any Principal Property, or any substantial portion of any Principal Property, and lease it back for a longer period (i) if we or such Restricted Subsidiary would be entitled, pursuant to the provisions described above in clauses (a) through (o) under “—Limitations on Liens,” to create a mortgage, pledge or other lien on such Principal Property, or substantial portion of such Principal Property, to be leased securing Funded Debt in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing the outstanding notes or (ii) if (A) we promptly inform the trustee of such sale, (B) the net proceeds of such sale are at least equal to the fair value (as determined by us in good faith) of such Principal Property, or substantial portion of such Principal Property, and (C) we cause an amount equal to the net proceeds of such sale to be applied to the retirement, within 180 days after receipt of such proceeds, of Funded Debt created, incurred, assumed or guaranteed by us or a Restricted Subsidiary; provided, further, that, in lieu of applying all of or any part of such net proceeds to such retirement, we may, within 75 days after such sale, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or notes evidencing Funded Debt created, incurred, assumed or guaranteed by us or any Restricted Subsidiary previously authenticated and delivered by the applicable trustee, and not previously tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such debentures or notes, and to deliver an officer’s certificate to the trustee stating that we elect to deliver or cause to be delivered such debentures or notes in lieu of retiring Funded Debt created, incurred, assumed or guaranteed by us or any Restricted Subsidiary. If we shall so deliver or cause to be delivered such debentures or notes and such officer’s certificate, the amount of cash which we will be required to apply to the retirement of Funded Debt under this provision shall be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of such debentures or notes or, if there are no such optional redemption prices, the principal amount of such debentures or notes, provided, that in the case of debentures or notes which provide for an amount less than the principal amount of such debentures or notes to be due and payable upon an acceleration of the maturity of such debentures or notes, such amount of cash shall be reduced by the amount of principal of such debentures or notes that would be due and payable as of the date of such acceleration of the maturity of such debentures or notes in accordance with the terms of the indenture pursuant to which such debentures or notes were issued.
Notwithstanding the foregoing, we or any Restricted Subsidiary may enter into sale and leaseback transactions in addition to those permitted by this paragraph and without any obligation for us or any Restricted Subsidiary to retire any Funded Debt or to deliver or cause to be delivered debentures or notes evidencing Funded Debt to the applicable trustee for cancellation, provided that at the time of entering into such sale and leaseback transactions and after giving effect to such transactions, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets.
Defined Terms. Set forth below are certain defined terms used in this “—Certain Covenants” section of this prospectus supplement, as well as in the indenture. We refer you to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this prospectus supplement or the accompanying prospectus for which no definition is provided.
“Attributable Debt” means, as to any particular lease under which we or a Restricted Subsidiary is at the time liable, other than a Capital Lease, and at any date as of which the amount of such lease is to be determined, the total net amount of rent required to be paid by us or such Restricted Subsidiary, as the case may be, under such lease during the initial term of such lease as determined in accordance with GAAP, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease with a like term in accordance with GAAP. The net amount of rent required to be paid under any such lease for any such initial term shall be the aggregate amount of rent payable by the lessee with respect to such initial term after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. If any such lease is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. “Attributable Debt” means, as to a Capital Lease under which we or a Restricted Subsidiary is at the time liable and at any date as of which the amount of such Capital Lease is to be determined, the capitalized amount of such Capital Lease that would appear on the face of the consolidated balance sheet of ours and our subsidiaries in accordance with GAAP.
“Capital Lease” means any Indebtedness represented by a lease obligation of ours or a Restricted Subsidiary incurred with respect to real property or equipment acquired or leased by us or such Restricted Subsidiary and used in our or its business that is required to be recorded as a finance lease on the face of the consolidated balance sheet of ours and our subsidiaries in accordance with GAAP.
“Consolidated Net Tangible Assets” means the excess of all of our consolidated assets over our consolidated current liabilities, as set forth on the face of our most recent internal quarterly or annual consolidated balance sheet prepared in accordance with GAAP after deducting goodwill, trademarks, patents, other like intangibles and minority interests of others (calculated on a pro forma basis to give effect to any acquisitions made subsequent to the date of such consolidated balance sheet and prior to or concurrent with the determination of Consolidated Net Tangible Assets).
“Exempted Debt” means the sum, without duplication, of the following items outstanding on the date Exempted Debt is being determined:
•
Indebtedness of ours and our Restricted Subsidiaries created, incurred or assumed after the date of the indenture and secured by mortgages, pledges or other liens that are not permitted by clauses (a) to (o) under “—Limitations on Liens”; and

•
Attributable Debt of ours and our Restricted Subsidiaries in respect of all sale and leaseback transactions with regard to any Principal Property, or any substantial portion of any Principal Property, that is not permitted by the first paragraph under “—Limitations on Sale and Leaseback Transactions.”

“Funded Debt” means all of our and our Restricted Subsidiaries’ indebtedness for borrowed money (i) having a maturity of more than one year from the date of its creation or having a maturity of less than one year from the date of its creation but by its terms being renewable or extendible, at the option of the obligor in respect of such indebtedness, beyond one year from the date of its creation and (ii) ranking, in the case of our indebtedness for borrowed money, pari passu or senior with the notes.
“GAAP,” with respect to any computations required or permitted under the indenture, means generally accepted accounting principles in effect in the United States as in effect from time to time; provided, however if we are required by the SEC to adopt (or are permitted to adopt and so adopt) a different accounting framework, including but not limited to the International Financial Reporting Standards, “GAAP” shall mean such new accounting framework as in effect from time to time, including, without limitation, in each case, those accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession; provided further that, absent a new transaction, any such changes in GAAP shall not be deemed to result in a mortgage, pledge or other lien or a sale and leaseback transaction.
“Indebtedness” means, with respect to any person, at any date, any of the following, without duplication, any liability, contingent or otherwise, of such person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (B) evidenced by a note, bond, debenture or similar instrument or (C) for the payment of money relating to obligations in respect of a Capital Lease.
“Principal Property” means any single property consisting of land, land improvements, buildings and associated factory equipment owned or leased pursuant to a Capital Lease and used by us or a Restricted Subsidiary primarily for processing, producing, packaging or storing our or its products, raw materials, inventories or other materials and supplies and having an acquisition cost plus capitalized improvements in excess of 2% of Consolidated Net Tangible Assets as of the date of such determination; provided that the term “Principal Property” does not include any such property or asset that is financed through the issuance of tax exempt governmental obligations or an industrial revenue bond, pollution control bond or similar financing arrangement with any U.S. federal, state or municipal government or other governmental body or agency, or any such property or asset that has been determined by us in good faith not to be of material importance to us and our subsidiaries, taken as a whole, effective as of the date such resolution is adopted.
“Restricted Subsidiary” means any subsidiary incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia that is (a) a subsidiary guarantor of the notes or (b) owns, or is a lessee pursuant to a Capital Lease of, any Principal Property or which owns shares of capital stock or indebtedness of, or other ownership interests in, another Restricted Subsidiary, other than:
(i)	each subsidiary the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination of such operations; and
(ii)
each subsidiary formed or acquired after the date of the supplemental indenture for the purpose of acquiring the business or assets of another person and which does not acquire all or any substantial part of the business or assets of the Company or any Restricted Subsidiary;

provided, however, the board of directors of the Company may declare by resolution any such subsidiary to be a Restricted Subsidiary effective as of the date such resolution is adopted.
Merger, Consolidation and Sale of Assets
We will not consolidate or merge with or into any other entity, or sell, convey, transfer or lease all or substantially all our assets to another entity, unless:
•
either we shall be the continuing entity, or the successor, transferee or lessee entity (if other than us) shall be organized and existing under the laws of the United States or any state thereof and shall, pursuant to a supplemental indenture, expressly assume prior to or simultaneously with such consolidation, merger, sale, conveyance, transfer or lease, all obligations under the indenture and the notes to be performed or observed by us;

•
immediately after such consolidation, merger, sale, conveyance, transfer or lease we or the successor, transferee or lessee entity would not be in default in the performance of any covenant or condition of the indenture; and

•
we shall have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale, conveyance, transfer or lease and such supplemental indenture comply with the relevant section of the indenture and that all conditions precedent provided for relating to such transaction have been complied with.

Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if the Company disposes of less than all its assets by any of the means described above, the applicability of the provision described above and the ability of a holder of notes to require us to repurchase its notes if and as permitted under “—Change of Control Repurchase Event” may be uncertain. In such a case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.
In addition, if any of our wholly-owned domestic subsidiaries guarantees the notes in the future, such subsidiary guarantor shall not consolidate or merge with or into any other entity (other than the Company or another subsidiary guarantor), or sell, convey, transfer or lease all or substantially all its assets to another entity, unless such subsidiary guarantor’s guarantee is released under the circumstances discussed under “—Possible Future Guarantees” or:
•
either such subsidiary guarantor shall be the continuing entity, or the successor, transferee or lessee entity (if other than such subsidiary guarantor, the Company or another subsidiary guarantor) shall, pursuant to a supplemental indenture, expressly assume prior to or simultaneously with such consolidation, merger, sale, conveyance, transfer or lease, all obligations under the subsidiary guarantee to be performed or observed by such subsidiary guarantor; and

•
such subsidiary guarantor shall have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale, conveyance, transfer or lease and such supplemental indenture comply with the relevant section of the indenture and that all conditions precedent provided for relating to such transaction have been complied with.

Events of Default
An Event of Default with respect to the notes is defined as follows:
•	failure to pay interest on the notes, which continues for 30 days;
•	failure to pay principal of or premium, if any, on the notes at the stated maturity date, or upon earlier redemption, repurchase or acceleration or otherwise;
•
failure to perform or breach of any covenant of ours in the indenture (other than a default in the performance or breach of a covenant included in the indenture solely for the benefit of debt securities of the Company other than the notes), which continues for 90 days after written notice has been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

•
any subsidiary guarantee of the notes of a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such subsidiary guarantee and the indenture as the same may be amended from time to time) and such default continues for 30 days after notice or any subsidiary guarantor of the notes that is a Significant Subsidiary denies or disaffirms its obligations under its subsidiary guarantee; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us or any subsidiary guarantor of the notes if such subsidiary guarantor is a Significant Subsidiary.
For purposes of the preceding paragraph, “Significant Subsidiary” shall mean any subsidiary of the Company that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
The indenture provides that, if any Event of Default with respect to the notes occurs and is continuing (other than an Event of Default relating to certain specified events under bankruptcy, insolvency or similar laws), either the trustee or the holders of not less than 25% in principal amount of the notes then outstanding may declare the principal amount of (and all accrued and unpaid interest and premium, if any, on) all notes to be due and payable immediately. If an Event of Default relating to certain specified events under bankruptcy, insolvency or similar laws occurs and is continuing, then the principal amount of all the outstanding notes shall automatically become due and payable immediately without any declaration or other action on the part of the trustee or the holders of the notes. Under certain conditions a declaration may be rescinded and annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or premium, if any, or interest, if any, on the notes and certain other specified defaults) may be waived by the holders of not less than a majority in principal amount of the notes on behalf of the holders of all the notes.
Within 90 days after the occurrence of a default, and if known to the trustee, the trustee shall give notice to the holders of the notes of the default, unless such default shall have been cured or waived before the giving of such notice. Except in the case of a default in payment of the principal of, premium, if any, or interest on the notes, the trustee shall be protected in withholding such notice, if the trustee in good faith determines that the withholding of such notice is in the interests of the holders. For purposes of the provision described in this paragraph, the term default with respect to any notes means any event which is, or after notice or lapse of time or both, would become an “Event of Default” specified in the indenture with respect to the notes.
The trustee is required, during a default, to act with the standard of care provided in the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The indenture provides that the holders of a majority in principal amount of the notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the notes. However, the indenture contains a provision entitling the trustee to be indemnified to its satisfaction by holders of the notes before proceeding to exercise any right or power vested in it under the indenture at the request or direction of the holders of the notes. The terms of the indemnification required by the trustee will depend on the nature of the right or power requested or directed to be exercised by the holders and the circumstances that exist at that time. Generally, the trustee would expect to be fully protected for all actions.
Modification and Waiver
Modifications and amendments may be made by us and the trustee to the indenture, without the consent of any holder of the notes, to, among other things:
•	add to the covenants and agreements with respect to us and to add Events of Default, in each case for the protection or benefit of the holders, or to surrender any right or power conferred upon us;
•	evidence the succession of another entity to us, or successive successions, and the assumption by such successor of the covenants and obligations of ours;
•
evidence and provide for the acceptance of appointment under the indenture by a successor trustee and add to or change any of the provisions of the indenture as shall be necessary for or to facilitate the administration of the trusts thereunder by more than one trustee;

•	secure the notes or add subsidiary guarantors or other guarantors or co-obligors with respect to the notes;
•	release guarantees as provided by the terms of the indenture;
•	cure any ambiguity or correct or supplement any provision contained in the indenture which may be defective or inconsistent with any other provision in the indenture;
•	add to or change or eliminate any provision of the indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act;
•	make any change that does not adversely affect in any material respect the interests of the holders of the notes;
•	provide for uncertificated securities in addition to certificated securities;
•
permit or facilitate the defeasance and discharge of the notes, provided that any such action shall not adversely affect the interests of the holders of the notes or any other series of securities issued under the indenture; or

•
conform the terms of the indenture or the notes to the description thereof contained in this prospectus supplement, the accompanying prospectus or other offering material distributed to investors by us and the underwriters.

The indenture contains provisions permitting us and the trustee, with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of the notes, except that no such supplemental indenture may, without the consent of the holder of each note affected thereby:
•
extend the stated maturity date of the principal of, or change any interest payment date applicable to, the notes, or reduce the principal amount thereof or interest thereon or any premium payable on the stated maturity date or earlier redemption of the notes or change the place of payment where, or the currency in which the principal of and premium, if any, or interest on the notes is denominated or payable (except those provisions relating to the covenant described above under “—Change of Control Repurchase Event”);

•
reduce the percentage in principal amount of the notes, the consent of whose holders is required for any supplemental indenture or for waiver of compliance with certain provisions of the indenture or certain defaults thereunder;

•	reduce the percentage of holders of the notes required to consent to any waiver of defaults, covenants or supplemental indentures; or
•	modify, without the written consent of the trustee, the rights, duties or immunities of the trustee.

The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all the holders of all notes:
•	waive compliance by us with certain restrictive provisions of the indenture, as detailed in the indenture; or
•
waive any past default or Event of Default under the indenture and its consequences, except a default or Event of Default in the payment of any amount due with respect to any note, or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Satisfaction and Discharge
The indenture will cease to be of further effect with respect to the notes if:
•
all notes (other than destroyed, lost or stolen notes which have been replaced or paid and notes, the payment for which has been held in trust and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation; or

•
all notes not previously delivered to the trustee for cancellation have become due and payable or are by their terms to become due and payable at their stated maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee, and we have deposited with the trustee, as trust funds, an amount sufficient to pay and discharge the entire indebtedness on the notes for principal and any premium and interest to the date of such deposit or to the stated maturity date or date of earlier redemption, as the case may be.

Such trust may only be established if:
•	we have paid or caused to be paid all other sums payable by us under the indenture; and
•
we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Defeasance
The notes will provide us with the option to discharge our, and, if applicable, any subsidiary guarantor’s, obligations with respect to the notes or to cease to be obligated to comply with the covenants described above under “—Certain Covenants—Limitations on Liens” and “—Certain Covenants—Limitations on Sale and Leaseback Transactions.” In order to exercise such option, we will be required to deposit with the trustee money and/or U.S. government obligations which, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, and premium, if any, and interest on, the notes at the stated maturity of such payments in accordance with the terms of the indenture and such notes.
Such trust may only be established if:
•
no default or event that with notice or lapse of time or both would become an Event of Default shall have occurred and be continuing on the date of such deposit (other than a default resulting from the borrowing of funds that are the subject of such deposit or the imposition of liens in connection therewith in respect of assets other than such deposit);

•	we have delivered to the trustee:
•
an opinion of counsel, stating that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our exercise of this defeasance option and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if we had not exercised this option; and

•	in the case of the notes being discharged, accompanied by a ruling to that effect received from or published by the U.S. Internal Revenue Service (the “IRS”).
In the event we effect covenant defeasance with respect to the notes and the notes are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to the covenants as to which covenant defeasance has been effected, which covenants would no longer be applicable to the notes after covenant defeasance, the amount of moneys and/or government obligations deposited with the trustee to effect covenant defeasance may not be sufficient to pay amounts due on the notes at the time of any acceleration resulting from that Event of Default. However, we would remain liable to make payment of those amounts due at the time of acceleration.
Calculations in Respect of the Notes
Except as explicitly specified otherwise herein, we will be responsible for making all calculations required under the indenture and/or the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the notes. The trustee shall have no obligation to make or verify any calculations under the indenture and/or the notes and is entitled to rely upon the accuracy of such calculations without independent verification.
Trustee
U.S. Bank Trust Company, National Association will initially act as the trustee, registrar and paying agent for the notes, subject to replacement in accordance with the terms of the indenture.

BOOK-ENTRY SYSTEM
We will issue the notes initially in the form of one or more global notes (the “Global Notes”) in definitive, fully registered, book-entry form. The Global Notes will be delivered to the trustee, as custodian for The Depository Trust Company, which we refer to as DTC, and registered in the name of DTC or the nominee of DTC.
Except as described below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes” in this prospectus supplement. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes.
DTC, Clearstream and Euroclear
The information in this section is provided solely as a matter of convenience and we take no responsibility for the accuracy of this information.
Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the Global Notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their United States depositaries, which in turn will hold such interests in customers’ securities accounts in the United States depositaries’ names on the books of DTC.
DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations.
Access to DTC’s system is also available to other entities such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as “indirect participants.” Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.
We expect that, pursuant to procedures established by DTC:
•	upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the Global Notes; and
•
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.
The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described below, owners of a beneficial interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.
Payments in respect of the principal of, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Hexcel, the trustee and any agent of Hexcel or the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes, whether or not the notes be overdue, and neither Hexcel, the trustee nor any such agent shall be affected by notice to the contrary. Consequently, neither Hexcel, the trustee nor any agent of Hexcel or the trustee has or will have any responsibility or liability for:
(1)
any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.
Hexcel expects that, under DTC’s current practice, at the due date of any payment in respect of securities such as the notes (including principal and interest), DTC will credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or Hexcel. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Hexcel understands that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.
Although Hexcel understands that DTC, Euroclear and Clearstream have agreed to the procedures described herein to facilitate transfers of interests in the notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Hexcel, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Same-Day Settlement and Payment
Hexcel will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the account specified by the depositary; provided, however, that at Hexcel’s option, payment of interest may be made by (1) check mailed to the address of the Person entitled thereto as such address shall appear in the security register or (2) wire transfer as directed by the holder of any Note, in immediately available funds to an account maintained by the applicable depository or its nominee with respect to a Global Note, and to the holder of any Note or its nominee with respect to a Note in definitive form; provided further, that in the case of a Note in definitive form (x) the holder thereof shall have provided written wiring instructions to the trustee on or before the related record date and (y) if appropriate instructions for any such wire transfer are not received by the related record date, then such payment shall be made by check mailed to the address of such holder specified in the security register. Any permitted secondary market trading activity in the notes will be required by DTC to be settled in immediately available funds. Hexcel expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Hexcel understands that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
If the principal of or any premium or interest on the notes is payable on a day that is not a business day, the payment will be made on the following business day without the accrual of any interest on that payment.
Exchange of Global Notes for Certificated Notes
Hexcel will issue Certificated Notes upon surrender by DTC of the Global Notes only if:
(1)
DTC (a) notifies Hexcel that it is no longer willing or able to act as a depositary or clearing system for the Global Notes or (b) ceases to be a clearing agency registered under the Exchange Act, and in either event, a successor depositary or clearing system is not appointed by Hexcel within 90 days of such notice or cessation;

(2)	there has occurred and is continuing an event of default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes; or
(3)	Hexcel determines not to have the notes represented by a Global Note.
In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).
Neither we nor the trustee will be liable for any delay by DTC or its nominee in identifying the holders of beneficial interests in the Global Notes, and each such person may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Certificated Notes to be issued).

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a general discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes offered hereby. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.
The discussion applies only to purchasers of the notes who acquire the notes in this offering at the offering price indicated on the cover page of this prospectus supplement and hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to special classes of taxpayers such as banks and certain other financial institutions, insurance companies, tax-exempt organizations, holders of the notes that are pass-through entities or investors in such pass-through entities, dealers in securities or foreign currency, regulated investment companies, real estate investment trusts, U.S. Holders whose “functional currency” is not the U.S. dollar, traders in securities that elect a mark-to-market method of accounting, holders that are required to accelerate the recognition of any item of gross income with respect to a note as a result of such income being recognized on an “applicable financial statement” (as defined in the Code), investors liable for any alternative minimum tax, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, and persons holding the notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction or risk reduction transaction. The discussion does not address the tax consequences of the purchase, ownership and disposition of the notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor any considerations with respect to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder and intergovernmental agreements entered in connection therewith). This discussion also does not address any non-income tax considerations, such as estate and gift tax considerations, or any state, local, non-U.S. or other tax consequences. We have not sought, and will not seek, any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.
As used herein, a “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia, (c) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust validly elected to be treated as a United States person under applicable Treasury regulations. As used herein, a “Non-U.S. Holder” is a beneficial owner of a Note, other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes owns any of the notes, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of the notes that are partnerships or partners in such partnerships should consult their own tax advisors.
THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX AND OTHER FEDERAL TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS OR ANY TAX TREATY.
Effect of Certain Contingent Payments
In certain circumstances, we are required to make payments on the notes in excess of stated interest and principal, or prior to their scheduled payment dates. The Treasury regulations provide special rules for contingent payment debt instruments which, if applicable, could cause the timing, amount and character of a holder’s income, gain or loss with respect to the notes to be different from those described below. We do not intend to treat the notes as contingent payment debt instruments. Our position will be binding on all holders, except a holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the notes were acquired by such holder. However, our position is not binding on the IRS. If the IRS were to successfully challenge our position, a holder subject to U.S. federal income tax might be required to accrue ordinary income on the notes in excess of stated interest and to treat as ordinary income, rather than capital gain, any income realized on the taxable disposition of the notes before the resolution of the contingencies. In any event, if we actually make any such additional payment, the timing, amount and character of a holder’s income, gain or loss with respect to the notes may be affected. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Holders of notes should consult their tax advisors regarding the potential application of the contingent payment debt instrument rules to the notes.
U.S. Holders
Payments of Interest
Interest on a note will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the U.S. Holder’s method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the notes will not be treated as issued with “original issue discount” for U.S. federal income tax purposes.
Sale, Exchange, Redemption or Other Taxable Disposition of the Notes
Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the sum of all cash and the fair market value of all other property received on such disposition (other than amounts properly attributable to accrued and unpaid interest, which, to the extent not previously included in income, will be treated as ordinary income), and (ii) such U.S. Holder’s tax basis in the note. A U.S. Holder’s tax basis in the note will generally equal the amount such U.S. Holder paid for the note. Any gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder held the note for a period of more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.
Backup Withholding and Information Reporting
In general, a U.S. Holder will be subject to U.S. federal backup withholding (currently, at a rate of 24% for payments made before January 1, 2026) on payments on the notes and the proceeds of a sale or other taxable disposition of the notes if such holder fails to provide its correct taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding, and the procedures for establishing such exemption, if applicable.
In addition, information reporting generally will apply to payments on the notes and to the proceeds of the sale or other disposition (including a redemption) of a note paid to a U.S. Holder unless such holder is an exempt recipient.

Non-U.S. Holders
Payments of Interest
Subject to the discussions below regarding effectively connected income and backup withholding, payments of interest on the notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that:
•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;
•	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and
•	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.
In addition, for this exemption from U.S. federal withholding tax to apply, a Non-U.S. Holder must provide the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or W-8BEN-E, or other appropriate documentation, as provided for in Treasury regulations, certifying that it is not a U.S. person. If the Non-U.S. Holder holds the notes through a financial institution or other agent acting on its behalf, such Non-U.S. Holder will generally be required to provide appropriate documentation to the agent. Such Non-U.S. Holder’s agent may then be required to provide such documentation to an applicable withholding agent, either directly or through other intermediaries.
If a Non-U.S. Holder does not satisfy the above requirements, payments of interest on the notes that are not effectively connected income (as discussed below) to such Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%. Such Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the notes is exempt from or subject to a reduced rate of U.S. federal withholding tax, provided that a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming the exemption from or reduction in withholding is furnished to the applicable withholding agent and any other applicable procedures are complied with. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.
Sale, Exchange, Redemption or Other Taxable Disposition of the Notes
Subject to the discussion below regarding backup withholding, generally, any gain realized on the sale, exchange, redemption or other taxable disposition of a note (other than amounts properly attributable to accrued and unpaid interest, which generally will be treated as described below under “—Non-U.S. Holders—Payments of Interest” or “—Non-U.S. Holders—Effectively Connected Income,” as applicable) will be exempt from U.S. federal income and withholding tax, unless:
•
the gain is effectively connected with the conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States; or

•
if the Non-U.S. Holder is an individual, such Non-U.S. Holder is present in the United States for a period of 183 days or more during the taxable year of the disposition and certain other conditions are met.

See the discussion below under “—Non-U.S. Holders—Effectively Connected Income” if the gain derived from the disposition is described in the first bullet point above. If the Non-U.S. Holder is an individual described in the second bullet point above, the Non-U.S. Holder will be subject to U.S. federal income tax on the gain derived from the disposition at a 30% rate (or such lower rate as may be prescribed under an applicable income tax treaty), which gain may be offset by U.S.-source capital losses.
Effectively Connected Income
If interest or gain recognized on a note is effectively connected with the conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the

United States, then such interest or gain will generally be subject to U.S. federal income tax on a net basis at regular individual graduated or corporate U.S. federal income tax rates. In addition, a Non-U.S. Holder that is a corporation may be subject to an additional “branch profits” tax equal to 30% of its effectively connected earnings and profits, as adjusted for certain items, unless such holder qualifies for a lower rate under an applicable income tax treaty. Any such effectively connected interest will not be subject to the U.S. federal withholding tax discussed above under “—Non-U.S. Holders—Payments of Interest” if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI.
Backup Withholding and Information Reporting
Payments of interest, and proceeds of a sale or other taxable disposition of the notes, to a Non-U.S. Holder may be subject to information reporting and U.S. federal backup withholding (currently, at a rate of 24% for payments made before January 1, 2026) unless such Non-U.S. Holder provides the certification described above under either “—Non-U.S. Holders—Payments of Interest” or “—Non-U.S. Holders—Effectively Connected Income,” as applicable, or otherwise establishes an exemption. Backup withholding is not an additional tax and may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability (if any), provided that the required information is furnished to the IRS in a timely manner. In addition, the applicable withholding agent generally will be required to file information returns with the IRS reporting interest payments on the notes to Non-U.S. Holders, even if the Non-U.S. Holder provides the certification described above. Copies of the information returns may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

UNDERWRITING (CONFLICTS OF INTEREST)
We and the underwriters named below, for whom BofA Securities, Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as representatives, have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally, and not jointly, agreed to purchase the amount of notes indicated in the following table.

Underwriter	Principal Amount of Notes
BofA Securities, Inc.	$75,000,000
Goldman Sachs & Co. LLC	60,000,000
J.P. Morgan Securities LLC	60,000,000
Citizens JMP Securities, LLC	30,000,000
TD Securities (USA) LLC	22,500,000
U.S. Bancorp Investments, Inc.	22,500,000
BNP Paribas Securities Corp.	15,000,000
PNC Capital Markets LLC	15,000,000
Total	$300,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a price that represents a concession not in excess of 0.400% of the principal amount of the notes. The underwriters may allow, and these dealers may re-allow, a concession of not more than 0.250% of the principal amount of the notes to other dealers. After the notes are released for sale, the underwriters may change the offering price and the other selling terms.
The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any national securities exchange or to have the notes quoted on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes but they are not obligated to do so and may discontinue any market-making at any time without notice to, or the consent of, holders of the notes. An active trading market for the notes may not develop or continue, which would adversely affect the market price and liquidity for the notes.
In connection with this offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We have agreed that, prior to the settlement of the notes, we will not offer or sell any United States dollar-denominated debt securities issued or guaranteed by us having a term of more than one year without the prior written consent of the representatives.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they are required to make in respect thereof.
The expenses of this offering, excluding the underwriting discount, are estimated at $2 million and will be paid by us.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
Certain of the underwriters and affiliates of certain of the underwriters are lenders under our Revolving Credit Facility.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities), currencies, commodities, credit default swaps, and other financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge and certain others of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
In addition, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee under the indenture governing the notes.
Conflicts of Interest
Certain of the underwriters and affiliates of certain of the underwriters may have positions in the 4.700% Senior Notes due 2025 to be redeemed. Upon our application of the net proceeds from this offering, such underwriters or affiliates may individually receive an amount in excess of 5% of the net proceeds from this offering. In such event, such underwriter(s) would have a “conflict of interest” as defined under FINRA Rule 5121, and the offering would be conducted in compliance with such rule. No sales of the notes offered hereby will be made by the affected underwriter(s) to an account over which it exercises discretion without the prior specific written consent of the account holder. However, because the notes offered hereby are “investment grade rated,” as defined under FINRA Rule 5121, the appointment of a “qualified independent underwriter” is not required under such rule.
Notice to Prospective Investors in Canada
The notes may be sold only to purchasers in the provinces of Alberta, British Columbia, New Brunswick, Nova Scotia, Ontario, Prince Edward Island and Quebec purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in the European Economic Area
None of this prospectus supplement and the accompanying prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (each, an “EEA Qualified Investor”). Accordingly, any person making or intending to make an offer in any Member State of the EEA of notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so with respect to EEA Qualified Investors. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in the EEA other than to EEA Qualified Investors.
PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not an EEA Qualified Investor. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Notice to Prospective Investors in the United Kingdom
The communication of this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and this prospectus supplement, the accompanying prospectus and such other documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, this prospectus supplement, the accompanying prospectus and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This prospectus supplement, the accompanying prospectus and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompanying prospectus and any such other documents and/or materials are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any such other documents and/or materials relate will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any other documents and/or materials relating to the issue of the notes offered hereby or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us or, if applicable, to any subsidiary guarantor.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.
None of this prospectus supplement and the accompanying prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom (the “UK Prospectus Regulation”). This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in the United Kingdom will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (each, a “UK Qualified Investor”). Accordingly, any person making or intending to make an offer in the United Kingdom of notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so with respect to UK Qualified Investors. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in the United Kingdom other than to UK Qualified Investors.
PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom; or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom; or (iii) not a UK Qualified Investor. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.
Notice to Prospective Investors in Hong Kong
The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the C(WUMP)O; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.
Notice to Prospective Investors in Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and accordingly each underwriter is deemed to have agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account of benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore
Neither this prospectus supplement nor the accompanying prospectus has been or will be registered as a prospectus under the Securities and Futures Act 2001 (the “SFA”) by the Monetary Authority of Singapore, and the offer of the notes in Singapore is made primarily pursuant to the exemptions under Section 274 and 275 of the SFA. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined under Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined under Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors Regulations) 2018 or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable exemption or provision of the SFA.
It is a condition of the offer that where the notes are subscribed for or purchased pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:
(a)
a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b)	a trust (where the trustee is not an Accredited Investor), whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor, securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has subscribed for or acquired the notes except:
(1)
to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(c)(ii) of the SFA (in the case of that trust);

(2)	where no consideration is or will be given for the transfer;
(3)	where the transfer is by operation of law;
(4)	as specified in Section 276(7) of the SFA; or
(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

VALIDITY OF THE NOTES
Certain legal matters with respect to the notes offered hereby will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. Sidley Austin LLP, New York, New York, will act as counsel for the underwriters.

EXPERTS
The consolidated financial statements of Hexcel Corporation and subsidiaries appearing in Hexcel Corporation and subsidiaries’ Annual Report (Form 10-K) for the year ended December 31, 2024, and the effectiveness of Hexcel Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2024, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC prior to the termination of this offering will automatically update and supersede this information. We incorporate by reference the following documents into this prospectus supplement and the accompanying prospectus:
•	our annual report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 5, 2025;
•
the portions of our Definitive Proxy Statement on Schedule 14A, filed on March 21, 2024, that are specifically incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2023; and

•	our current reports on Form 8-K filed with the SEC on January 7, 2025 and January 22, 2025 (except, in each case, any information only “furnished” to the SEC).
We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) until the termination of this offering.
Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:
Hexcel Corporation
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901-3238
Attention: Secretary
Telephone: (203) 969-0666
The SEC maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Hexcel Corporation.

Prospectus

HEXCEL CORPORATION
Debt Securities
Common Stock
Preferred Stock

We may use this prospectus from time to time to offer debt securities, shares of our common stock or shares of our preferred stock. We refer to our debt securities, common stock and preferred stock collectively as the “securities.” Any or all of the securities may be offered and sold separately or together. The securities may be convertible into or exchangeable or exercisable for other securities. We may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. We will provide specific terms of these securities, and the manner in which these securities will be offered, in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus.
Our common stock is listed on the New York Stock Exchange under the symbol “HXL.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.
Investing in the securities involves risks. You should carefully read this prospectus and the applicable prospectus supplement, including the section entitled “Risk Factors” beginning on page 2 of this prospectus, the section entitled “Risk Factors” in the applicable prospectus supplement and risk factors in our periodic reports and other information filed with the Securities and Exchange Commission before investing in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus is dated March 22, 2024

i

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration, we may, from time to time, offer and sell an indeterminate amount of any combination of common stock, debt securities or preferred stock described in this prospectus in one or more offerings. We may also issue other securities upon conversion, exchange or exercise of any of the securities mentioned above. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities we may offer under this prospectus and any prospectus supplement. You can read that registration statement at the SEC website at http://www.sec.gov mentioned under the heading “Where You Can Find More Information.”
This prospectus describes the general terms of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other terms of that offering. The prospectus supplement prepared by us or on our behalf may also add, update or change information contained in this prospectus. To understand the terms of the securities that may be offered pursuant to this prospectus, you should carefully read this document with the applicable prospectus supplement or any free writing prospectus prepared by us or on our behalf. Together, these documents will give the specific terms of the offered securities. You should also read the documents we have incorporated by reference in this prospectus and any applicable prospectus supplement and the additional information described below under “Where You Can Find More Information.”
We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to in that free writing prospectus. For purposes of this prospectus, any reference to a prospectus supplement may also refer to a free writing prospectus unless the context requires otherwise.
You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement prepared by us or on our behalf. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any free writing prospectus is accurate as of any date other than the date on the front of those documents.
In this prospectus, unless otherwise indicated herein or the context otherwise indicates, the terms “Hexcel,” “we,” “us,” “our” and the “Company” refer to Hexcel Corporation, together with its consolidated subsidiaries. Currency amounts in this prospectus are stated in United States, or U.S., dollars.
ii

FORWARD-LOOKING STATEMENTS
Certain statements contained in this prospectus and the information incorporated by reference constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “seek,” “target,” “would,” “will” and similar terms and phrases, including references to assumptions. Such statements are based on current expectations, are inherently uncertain and are subject to changing assumptions.
Such forward-looking statements include, but are not limited to: (a) the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others and the revenues we may generate from an aircraft model or program; (b) expectations with regard to the impact of regulatory activity related to the Boeing 737 MAX or Boeing 787 on our revenues; (c) expectations with regard to raw material cost and availability; (d) expectations of composite content on new commercial aircraft programs and our share of those requirements; (e) expectations regarding revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; (f) expectations regarding sales for industrial applications; (g) expectations regarding cash generation, working capital trends, and inventory levels; (h) expectations as to the level of capital expenditures, capacity, including the timing of completion of capacity expansions, and qualification of new products; (i) expectations regarding our ability to improve or maintain margins; (j) expectations regarding our ability to attract, motivate, and retain the workforce necessary to execute our business strategy; (k) projections regarding our tax rate; (l) expectations with regard to the continued impact of macroeconomic factors or geopolitical issues or conflicts; (m) expectations regarding our strategic initiatives, including our sustainability goals; (n) expectations with regard to the effectiveness of cybersecurity measures; (o) expectations regarding the outcome of legal matters or the impact of changes in laws or regulations; and (p) our expectations of financial results for 2024 and beyond.
Such forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond our control, that may cause actual results to be materially different. Such factors include, but are not limited to, the following: the extent of the impact of macroeconomic factors or geopolitical issues or conflicts; reductions in sales to any significant customers, particularly Airbus or Boeing, including related to regulatory activity or public scrutiny impacting the Boeing 737 MAX or the Boeing 787; our ability to effectively adjust production and inventory levels to align with customer demand; our ability to effectively motivate, retain and hire the necessary workforce; the availability and cost of raw materials, including the impact of supply shortages and disruptions and inflation; our ability to successfully implement or realize our strategic initiatives, including our sustainability goals and any restructuring or alignment activities in which we may engage; changes in sales mix; changes in current pricing due to cost levels; changes in aerospace delivery rates; changes in government defense procurement budgets; timely new product development or introduction; our ability to install, staff and qualify necessary capacity or complete capacity expansions to meet customer demand; cybersecurity-related risks, including the potential impact of breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions, including the effect of change in global trade policies, such as sanctions; work stoppages or other labor disruptions; our ability to successfully complete any strategic acquisitions, investments or dispositions; compliance with environmental, health, safety and other related laws and regulations, including those related to climate change; the effects of natural disasters or other severe weather events, which may be worsened by the impact of climate change, and other severe catastrophic events, including any public health crisis; and the unexpected outcome of legal matters or impact of changes in laws or regulations.
Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. As a result, the foregoing factors should not be construed as exhaustive and should be read together with other cautionary statements included in our other filings with the SEC. For additional information regarding certain factors that may cause our actual results to differ from those expected or anticipated see the information under the caption “Risk Factors” which is located in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. We do not undertake any obligation to update our forward-looking statements or risk factors to reflect future events or circumstances, except as otherwise required by law.
iii

THE COMPANY
Hexcel is a global leader in advanced lightweight composites technology. We propel the future of flight, energy generation, transportation, and recreation through excellence in providing innovative high-performance material solutions that are lighter, stronger and tougher, helping to create a better world for us all. Our broad product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core and composite structures for use in commercial aerospace, space and defense, and industrial applications.
Our principal executive offices are located at Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, and our telephone number at that location is (203) 969-0666.

RISK FACTORS
An investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. Before you decide to invest in our securities, you should carefully consider the specific risks set forth under the caption “Risk Factors” contained in any applicable prospectus supplement and any related free writing prospectus, and under similar headings in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference in this prospectus and in any prospectus supplement for your securities, and in the other documents that are incorporated by reference in this prospectus and any prospectus supplement for your securities. For more information, see “Where You Can Find More Information.”
In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or on which management is not focused or that management deems immaterial. Our business, financial condition or results or operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS
We do not currently know the number or types of securities that ultimately will be sold pursuant to this prospectus or the prices at which such securities will be sold. Unless the applicable prospectus supplement states otherwise, we intend to use the net proceeds from the sale of the offered securities for general corporate purposes.
SECURITIES WE MAY OFFER
This prospectus contains summary descriptions of the debt securities, common stock and preferred stock that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES
We may offer unsecured debt securities in one or more series which may be senior or subordinated, and which may be convertible into another security.
The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to those debt securities, will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, each series of our debt securities will be issued under the indenture, dated as of August 3, 2015, between us and U.S. Bank National Association, as trustee (the “indenture”). The indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (“TIA”). The indenture is subject to any amendments or supplements that we may enter into from time to time, as permitted under the indenture. You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and applicable indenture supplement, if any, in their entirety before investing in our debt securities.
The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of that series of debt securities. Authorizing resolutions, a certificate or a supplemental indenture will set forth the specific terms of each series of debt securities. These terms may include, among others, the following:
•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;
•	whether the debt securities will be senior, subordinated or junior subordinated;
•	any applicable subordination provisions for any subordinated debt securities;
•	the maturity date(s) or the method for determining same;
•	the interest rate(s) or the method for determining same;
•
the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash, additional securities or some combination thereof;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;
•	redemption or early repayment provisions;
•	authorized denominations;
•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;
•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;
•
whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	amount of discount or premium, if any, with which such debt securities will be issued;
•	any additions to or changes in the covenants that apply to such debt securities;
•	any additions or changes in the defaults and events of default applicable to the particular or series of debt securities being issued;
•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;
•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;
•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;
•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;
•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;
•	additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;
•
provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•
any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series debt securities).

General
We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of any other debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.
We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked, will be described in the applicable prospectus supplement.
United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.
We expect most debt securities to be issued in fully registered form without coupons and in denominations of U.S. $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.
Global Securities
Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.
Governing Law
The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK
Authorized Capital
The Company’s authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 20,000,000 shares of preferred stock, no par value.
Under Delaware law, the stockholders of a corporation are generally not personally liable for a corporation’s acts or debts.
Common Stock
As of March 11, 2024, 83,097,501, shares of common stock were issued and outstanding and held by approximately 388 record holders. Holders of the common stock are entitled to one vote for each share of common stock held of record on each matter submitted to a vote of stockholders and to vote on all matters on which a vote of stockholders is taken, except as otherwise provided by statute. There is no cumulative voting with respect to the election of directors. The Company’s amended and restated bylaws (“Bylaws”) provide for a majority voting standard for the election of directors in uncontested elections, and under this standard, directors are elected by a majority of the votes cast by holders of the common stock. If a nominee who currently is serving as a director is not re-elected, Delaware law provides that the director will continue to serve on the Company’s board of directors (the “Board of Directors”). However, each incumbent director nominee standing for re-election must submit an irrevocable resignation in advance of the stockholder vote regarding the election of directors. The resignation is contingent upon both the director not receiving the required vote for re-election and the Board of Directors’ acceptance of the resignation, which the Board of Directors, in its discretion, may reject if it deems such rejection to be in the best interest of the Company. In the case of contested elections (a situation in which the number of nominees exceeds the number of directors to be elected), directors are elected by a plurality of the votes cast by holders of the common stock. Except as otherwise required by law, all other matters brought to a vote of the holders of the common stock are determined by a majority of the shares of common stock present in person or represented by proxy and entitled to vote and, except as may be provided with respect to any other outstanding class or series of the Company’s stock, the holders of shares of common stock possess the exclusive voting power.
Dividends
Subject to the preferential rights of the holders of any then-outstanding shares of any series of preferred stock, the holders of the common stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor.
Rights and Preferences
Holders of the common stock have no preemptive rights or other rights to subscribe for additional shares and no conversion rights. The common stock is not subject to redemption or to any sinking fund provisions, and all outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of the common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.
Upon liquidation, dissolution or winding up of the Company, holders of the common stock are entitled to their pro rata share of the assets of the Company legally available for distribution to stockholders after the payment of all of the Company’s known debts and liabilities, subject to the preferential rights of the holders of shares of any series of preferred stock.
Exchange and Trading Symbol
The common stock is listed for trading on the New York Stock Exchange under the trading symbol “HXL.”
Preferred Stock
The Company may issue preferred stock from time to time upon the approval of the Board of Directors in one or more series without further stockholder approval. The Board of Directors may designate the number of shares to be issued in such series and the rights, preferences, privileges and restrictions granted to, or imposed on, the holders of such shares. If issued, such shares of preferred stock could have dividends and liquidation preferences and may otherwise affect the rights of holders of the common stock. As of December 31, 2023, no shares of preferred stock were issued or outstanding.

The rights of the holders of the common stock will generally be subject to the rights of the holders of any existing outstanding shares of preferred stock with respect to dividends, liquidation preferences and other matters.
The specific terms of any preferred stock to be sold under this prospectus will be described in a prospectus supplement. If so indicated in such prospectus supplement, the terms of the preferred stock offered may differ from the general terms set forth below. Unless otherwise specified in the prospectus supplement relating to the preferred stock offered thereby, each series of preferred stock offered will rank equal in right of payment to all other series of our preferred stock, and holders thereof will have no preemptive rights. The preferred stock offered will, when issued, be fully paid and nonassessable.
You should read the applicable prospectus supplement for the terms of the preferred stock offered. The terms of the preferred stock set forth in such prospectus supplement may include the following, as applicable to the preferred stock offered thereby:
•	the title and stated value of the preferred stock;
•	the liquidation preference and the offering price of the preferred stock;
•	the dividend rates of the preferred stock and/or methods of calculation of such dividends;
•	periods and/or payment dates for the preferred stock dividends;
•	whether dividends on the preferred stock are cumulative;
•	the liquidation rights of the preferred stock;
•	the procedures for any auction and remarketing, if any, of the preferred stock;
•	the sinking fund provisions, if applicable, for the preferred stock;
•	the redemption provisions, if applicable, for the preferred stock;
•
whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period or the method of determining the same;

•	whether the preferred stock will have voting rights and, if so, the terms of such voting rights;
•	whether the preferred stock will be listed on any securities exchange;
•	whether the preferred stock will be issued with any other securities and, if so, the amount and terms of such other securities; and
•	any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.
The Board of Directors could issue a series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a change in control of the Company. The Board of Directors would make any determination to issue such shares based on its judgment as to the best interests of our Company and our stockholders. The Board of Directors, in so acting, could issue preferred stock having terms that could discourage an attempt to acquire our Company, including tender offers or other transactions that some, or a majority, of our stockholders might believe to be in their best interests, or in which our stockholders might receive a premium for their stock over the then current market price of such stock.
Anti-Takeover Effects of Provisions of Delaware Law and the Company’s Certificate of Incorporation and Bylaws
Section 203 of the Delaware General Corporation Law
The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law (the “DGCL”). In general, Section 203 of the DGCL prevents a public Delaware corporation from engaging in any “business combination” (as defined below) with an “interested stockholder” (defined as a person who, together with affiliates and associates, beneficially owns (or within the preceding three years, did beneficially own) 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time that such person became an interested stockholder, unless (i) before such person became an interested stockholder, the board of directors of the corporation approved either the transaction in which the stockholder became an interested stockholder or the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock plans); or (iii) on or after such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder. A “business combination” generally includes mergers, stock or asset sales involving 10% or more of the market value of the corporation’s assets or stock, certain stock transactions and other transactions resulting in a financial benefit to the interested stockholder or an increase in the interested stockholder’s proportionate share of any class or series of a corporation.
Certificate of Incorporation and Bylaws
The Company’s restated certificate of incorporation (as amended, the “Certificate of Incorporation”) and Bylaws include anti-takeover provisions that:
•	prohibit stockholders from taking action by written consent and do not permit stockholders to call a special meeting;
•
authorize the Board of Directors, without further action by the stockholders, to issue shares of preferred stock in one or more series, and with respect to each series, to fix the number of shares constituting that series, and establish the rights and terms of that series;

•
establish advance notice procedures for stockholders to submit proposals and nominations of candidates for election to the Board of Directors to be brought before a stockholders meeting, including for director election contests subject to the SEC’s universal proxy rules;

•
allow the Company’s directors to establish the size of the Board of Directors (so long as the Board of Directors consists of at least three and no more than fifteen directors) and fill vacancies on the Board of Directors created by an increase in the number of directors (subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances);

•	do not provide stockholders cumulative voting rights with respect to director elections; and
•	provide that the Company’s Bylaws may be amended by the Board of Directors without stockholder approval, to the extent permitted by law.
Certain provisions of the Company’s Certificate of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change in the Company’s control or change in the Company’s Board of Directors or management, including transactions in which stockholders might otherwise receive a premium for their shares of common stock or transactions that the Company’s stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of the common stock.
In addition, the Bylaws provide that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any director, officer, stockholder, employee or agent of the Company arising out of or relating to any provision of the DGCL or the Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Company or any director, officer, stockholder, employee or agent of the Company governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, subject to the court having personal jurisdiction over the indispensable parties named as defendants.
Under the Bylaws, to the fullest extent permitted by law, this exclusive forum provision will apply to state and federal law claims, including claims under the Exchange Act, or the Securities Act of 1933, as amended, or the respective rules and regulations promulgated thereunder; provided, however, that the Company’s stockholders will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ bylaws has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in the Company’s Bylaws to be inapplicable or unenforceable. Although the Company believes this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, this provision may have the effect of discouraging lawsuits against the Company’s directors and officers.
Authorized and Unissued Shares
The Company’s authorized and unissued shares of common stock are available for future issuance without stockholder approval except as may otherwise be required by applicable stock exchange rules or Delaware law. The Company may issue additional shares for a variety of purposes, including future offerings to raise additional capital, to fund acquisitions, and as employee, director and consultant compensation. The existence of authorized but unissued shares of common stock could render more difficult, or discourage an attempt, to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.
The issuance of shares of preferred stock by the Company could have certain anti-takeover effects under certain circumstances, and could enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, or other business combination transaction directed at the Company by, among other things, placing shares of preferred stock with investors who might align themselves with the Board of Directors.

PLAN OF DISTRIBUTION
We may sell the securities being offered hereby in one or more of the following ways from time to time:
•	to underwriters or dealers for resale to the public or to institutional investors;
•	directly to institutional investors;
•	directly to a limited number of purchasers or to a single purchaser;
•	through agents to the public or to institutional investors; or
•	through a combination of any of these methods of sale.
If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:
•	at a fixed price or prices, which may be changed from time to time;
•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.
For each series of securities, the prospectus supplement will set forth the terms of the offering of the securities, including:
•	the initial public offering price;
•	the method of distribution, including the names of any underwriters, dealers or agents;
•	the purchase price of the securities;
•	our net proceeds from the sale of the securities;
•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;
•	any discounts or concessions allowed or reallowed or repaid to dealers; and
•	the securities exchanges on which the securities will be listed, if any.
If we use underwriters in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.
If we use dealers in the sale, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment.
If we sell directly, no underwriters or agents would be involved. We are not making an offer of securities in any jurisdiction that does not permit such an offer.
Underwriters, dealers and agents that participate in the securities distribution may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institutions contractually agree to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.
The securities will be new issues of securities with no established trading market, other than our common stock, which is listed on the New York Stock Exchange, and unless otherwise specified in the applicable prospectus supplement, we will not list any series of the securities on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

LEGAL MATTERS
Unless otherwise specified in any prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York, and for any underwriters or agents by counsel named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Hexcel Corporation and subsidiaries appearing in Hexcel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and the effectiveness of Hexcel Corporation and subsidiaries internal control over financial reporting as of December 31, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at www.sec.gov. In addition, documents filed with the SEC by us will be available free of charge by accessing our website at www.hexcel.com under the heading Investor Relations, or, alternatively, by directing a request by telephone, mail or e-mail to Hexcel Corporation at Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, (203) 352-6826, or InvestorRelations@Hexcel.com. The web addresses of the SEC and Hexcel are included as inactive textual references only. Except as specifically incorporated by reference into this prospectus, information on those web sites is not part of this prospectus.
This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to the securities being offered pursuant to this prospectus. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.
The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents into this prospectus:
•	our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 7, 2024;
•
the portions of our Definitive Proxy Statement on Schedule 14A, filed on March 21, 2024, that are specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023;

•
the descriptions of our common stock contained in Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 7, 2024, and any amendment or report filed with the SEC for purposes of updating the description;

•	our Current Reports on Form 8-K filed on January 24, 2024 (Item 8.01 only) and February 19, 2024 (Item 8.01 only) (other than the portions of those documents furnished and not deemed to be filed).
We also incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) until the termination of this offering.
You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:
Hexcel Corporation
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901
Attention: Secretary
Telephone: (203) 969-0666
You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

$300,000,000

Hexcel Corporation

5.875% Senior Notes due 2035
Joint Book-Running Managers
BofA Securities

Goldman Sachs & Co. LLC

J.P. Morgan
Senior Co-Managers
Citizens Capital Markets

TD Securities

US Bancorp
Co-Managers
BNP PARIBAS

PNC Capital Markets LLC
February 11, 2025